Exhibit 2.1

EXCHANGE AGREEMENT
by and among
LINN ENERGY HOLDINGS, LLC,
BERRY PETROLEUM COMPANY, LLC (d/b/a BERRY OIL COMPANY),
and
EXXON MOBIL CORPORATION
dated as of September 18, 2014

2

EXCHANGE AGREEMENT
This Exchange Agreement (this “Agreement”) is made as of September 18, 2014, by and among Linn Energy Holdings, LLC, a Delaware limited liability company (“LINN HOLDINGS”), and Berry Petroleum Company, LLC, doing business as Berry Oil Company in the state of Texas, a Delaware limited liability company, each with a mailing address of 600 Travis Street, Suite 5100, Houston, Texas 77002 (“Berry” and collectively with LINN HOLDINGS, “LINN”), and Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”), acting through its agent and attorney-in-fact, XTO Energy Inc., a Delaware corporation (“XTO”), with a mailing address of 810 Houston Street, Fort Worth, Texas 76102. LINN and ExxonMobil are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”
WITNESSETH
WHEREAS, LINN desires to exchange certain oil and gas properties and related assets located in Eddy and Lea Counties, New Mexico, Andrews, Dawson, Ector, Glasscock, Howard, Martin, Midland, and Upton Counties, Texas, and ExxonMobil desires to exchange certain oil and gas properties and related assets located in Kern County, California, in each case on the terms and conditions provided in this Agreement, including the attached exhibits and schedules;
NOW THEREFORE, in consideration of the mutual promises of the Parties contained in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, capitalized terms shall have the meanings given to such terms in Annex A.
ARTICLE II
EXCHANGE OF ASSETS
Section 2.1    Agreement to Exchange Assets. Subject to the terms and conditions of this Agreement, LINN agrees to exchange with and assign to ExxonMobil the LINN Assets, to be effective as of the Effective Time, and ExxonMobil agrees to exchange with and assign to LINN the ExxonMobil Assets to be effective as of the Effective Time, in both cases, less and except the applicable Excluded Assets.
Section 2.2    The Assets. The term “Assets” shall mean, with respect to LINN as Transferring Party, the LINN Assets and, with respect to ExxonMobil as Transferring Party, the ExxonMobil Assets.
Section 2.3    Excluded Assets. The following are specifically excluded from the Assets and are reserved and retained by Transferring Party (collectively, “Excluded Assets”):

(i)    all Income Tax records, and all of the corporate minute books, financial records and other business records that relate to the business generally of the Transferring Party Group (including the ownership and operation of its Assets);
(ii)     all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to its Assets with respect to any period of time prior to the Effective Time;
(iii)    all claims and causes of action of Transferring Party (a) arising under or with respect to any of its Existing Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds) or (b) related to Retained Liabilities;
(iv)    all rights and interests of Transferring Party (a) under any policy or agreement of insurance, (b) under any bond or (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;
(v)    all Hydrocarbons produced from its Assets with respect to all periods prior to the Effective Time;
(vi)    all claims, rights or interests of Transferring Party in or to any refunds, credits, loss carryforwards and similar Tax assets, together with any interest due thereon or penalty rebate arising therefrom, with respect to (a) Income Taxes imposed on Transferring Party or any of its Affiliates, (b) Asset Taxes or any other Taxes relating to such Transferring Party’s Assets, in each case, attributable to any period (or portion thereof) prior to the Effective Time, or (c) any Taxes attributable to Transferring Party’s Excluded Assets;
(vii)    all personal computers and associated peripherals and all radio and telephone equipment unless located on the Assets to be assigned (except those items described on Schedule 2.3(vii)-LINN or Schedule 2.3(vii)-ExxonMobil, as applicable);
(viii)    all documents and instruments of Transferring Party that may be protected by an attorney-client privilege;
(ix)     all data that cannot be disclosed to Acquiring Party as a result of confidentiality arrangements under agreements with third parties (after using commercially reasonable efforts to obtain any consents);
(x)    all audit rights arising under any of Transferring Party’s Existing Contracts or otherwise with respect to any period prior to the Effective Time or to any of Transferring Party’s Excluded Assets except for any Imbalances assumed by Acquiring Party;
(xi)    all geophysical and other seismic and related technical data and information relating to Transferring Party’s Assets that cannot be transferred due to restrictions with third parties without payment of a fee or other penalty (unless Acquiring Party agrees to, and does, pay such fees and penalties), and geophysical or geological interpretations that Transferring Party reasonably deems to be proprietary;

(xii)    documents prepared or received by Transferring Party, if any, with respect to (a) lists of prospective acquirers for Transferring Party’s Assets compiled by Transferring Party, (b) offers submitted by other prospective acquirers of Transferring Party’s Assets, (c) analyses by Transferring Party of any offers submitted by any prospective acquirer, (d) correspondence between or among Transferring Party, its respective representatives, and any prospective acquirer other than Acquiring Party and (e) correspondence between Transferring Party or any of its respective representatives with respect to any offers, the prospective acquirers, or the transactions contemplated by this Agreement;
(xiii)    all proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property of any member of the Transferring Party Group;
(xiv)    all funds from production attributable to the Transferring Party’s Assets that are held in suspense by the Transferring Party or its Affiliates that were required by Law to be escheated to Governmental Authorities prior to or as of the Closing and any claims related thereto;
(xv)    assets listed on Schedule 2.3(xv)-LINN or Schedule 2.3(xv)-ExxonMobil;
(xvi)    any offices (including field offices other than those listed on Schedule 2.3(xvi)-LINN or Schedule 2.3(xvi)-ExxonMobil, as applicable), office leases, and any personal property located in or on such offices or office leases;
(xvii)    with respect to the Assets being assigned by LINN, the LINN Excluded Depths and the LINN Excluded Producing Wells and Properties;
(xviii)    all fee mineral interests associated with Transferring Party’s Assets (but subject to the grant of the royalty-free Oil and Gas Lease in the form attached as Exhibit H-LINN or Exhibit H-ExxonMobil, as applicable); and
(xix)    concurrent rights to use all of the easements and surface rights expressly granted or implied in the Leases or the Existing Contracts but only to the extent applicable to the Excluded Assets, subject to the provisions of the applicable Joint Use Agreement by and between LINN and ExxonMobil.
Section 2.4    Transfer as of the Effective Time. Ownership of the Assets shall be transferred from Transferring Party to Acquiring Party at Closing, effective as of the Effective Time. Subject to the express provisions of this Agreement, Transferring Party shall be entitled to any amount realized from and accruing to Transferring Party’s interest in the Assets prior to the Effective Time, if any, and shall be responsible for all expenses attributable to such Assets prior to the Effective Time. Subject to the express provisions of this Agreement, Acquiring Party shall be entitled to any amount realized from and accruing to such Assets on or after the Effective Time, and shall be responsible for all expenses attributable to such Assets on or after the Effective Time.

ARTICLE III
CONSIDERATION
Section 3.1    Exchange Consideration. The consideration for the transfer of the LINN Assets to ExxonMobil in accordance with this Agreement, the receipt and sufficiency of which are hereby acknowledged by the Parties, is comprised of the transfer of the ExxonMobil Assets to LINN as described in Article II above. The consideration for the transfer of the ExxonMobil Assets to LINN in accordance with this Agreement, the receipt and sufficiency of which are hereby acknowledged by the Parties, is comprised of the transfer of the LINN Assets to ExxonMobil as described in Article II above. The consideration described in this Section 3.1 shall be referred to herein as “Exchange Consideration.”
Section 3.2    Exchange Consideration Allocation. To the extent required by Treasury regulations sections 1.1031(d)-1T and 1.1060-1(b)(8), the Parties shall use commercially reasonable efforts to agree to an allocation of the relevant Exchange Consideration, Assumed Obligations, and any other items constituting consideration for applicable Income Tax purposes (to the extent known at such time) among the relevant Assets that complies with Treasury regulation Sections 1.1031(d)-1T and 1.1031(j)-1(b) and Section 1060 of the Code and the Treasury regulations promulgated thereunder within sixty (60) days after the Closing Date (the “Allocation”). If the Parties reach an agreement with respect to the Allocation, (i) the Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with the forgoing provisions of the Code and Treasury regulations following any adjustment to the relevant Exchange Consideration pursuant to this Agreement, (ii) the Parties shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax returns, including IRS Form 8594 to the extent applicable, which the Parties shall timely file with the IRS, and neither Party shall take any position in any Tax return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, and (iii) each of the Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.
Section 3.3     Closing Amount. The consideration for the rights and obligations of the Parties set forth in this Agreement will include an additional cash payment in the amount of the Net Closing Amount to account for the following adjustments related to each Transferring Party’s Assets adjusted from zero (as adjusted, the “Closing Amount”):
A.    The “Upward Adjustments,” with respect to the Assets of a Transferring Party, shall consist of the following:
(i)    The amount of all costs and expenses incurred and paid by Transferring Party in the ownership and operation of the Assets that is attributable to the period after the Effective Time, including lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, lease rental and maintenance costs, royalty payments, insurance costs, joint interest billings and overhead charges under applicable operating agreements or applicable unit agreements, and all prepaid expenses related to the wells, but excluding general overhead charges, Affiliate charges, liabilities, obligations and expenses attributable to claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from (a) actual or claimed personal injury, including death,

(b) the gross negligence or willful misconduct of any member of the Transferring Party Group in the operation of its Assets prior to Closing, (c) Remediation of environmental conditions attributable to Transferring Party’s Assets in connection with an Environmental Defect, (d) Transferring Party’s Excluded Assets or Retained Liabilities, (e) curing Title Defects attributable to Transferring Party’s Assets, (f) the furnishing of make-up gas or other gas balancing obligations, (g) working interests, royalties, overriding royalties or other interests held in suspense attributable to Transferring Party’s Assets, (h) Asset Taxes or Income Taxes, or (i) any other matter for which Transferring Party is indemnifying Acquiring Party under Article XII.
(ii)    The value of all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time that are attributable to its Assets, such value to be based on the various contract prices for such Hydrocarbons in effect as of the Effective Time (or if there is no such contract price, then the posted price in the field in which such Hydrocarbons were produced, or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case as of the Effective Time), net of any royalties borne by and not reimbursed to Transferring Party by a purchaser of production.
(iii)    The total amount of all Asset Taxes allocable to Acquiring Party in accordance with Section 13.1, but paid or payable by Transferring Party or any of its Affiliates.
(iv)    To the extent provided for by the Existing Contracts of Transferring Party, with respect to each Asset of Transferring Party that is underproduced relative to other undivided interests in the same Asset, an amount equal to the underproduced mcf volume set forth on the attached Schedule 5.7-LINN or Schedule 5.7-ExxonMobil, as applicable, as of the Effective Time, multiplied by $4.57 per mcf.
(v)    Any other upward adjustment agreed upon by Transferring Party and Acquiring Party.
B.    The “Downward Adjustments,” with respect to the Assets of a Transferring Party, shall consist of the following:
(i)    The amount of the proceeds received by Transferring Party, if any, that are attributable to its Assets after the Effective Time (net of any royalties borne by and not reimbursed to Transferring Party by a purchaser of production).
(ii)    The amount of all advances and deposits received by Transferring Party relating to its Assets which accrue or have accrued on or after the Effective Time.
(iii)    The total amount of all Asset Taxes allocable to Transferring Party in accordance with Section 13.1, but paid or payable by Acquiring Party or any of its Affiliates.
(iv)    To the extent provided for by the Existing Contracts of Transferring Party, with respect to each Asset of Transferring Party that is overproduced relative to other undivided interests in the same Asset, an amount equal to the overproduced mcf volume set forth in the attached Schedule 5.7-LINN or Schedule 5.7-ExxonMobil, as applicable, as of the Effective Time, multiplied by $4.57 per mcf.

(v)    An amount equal to the value of all net proceeds from production attributable to such Transferring Party’s Assets that are held in suspense as of Closing in accordance with Section 12.12.
(vi)    An amount equal to the Environmental Adjustment, if any in accordance with Section 4.13(D).
(vii)    An amount equal to the Allocated Value of any Asset that is not being transferred at Closing in accordance with Section 7.3 or Section 7.4 below.
(viii)    Any other downward adjustment agreed upon by Transferring Party and Acquiring Party.
C.     Closing Settlement Statement. No later than five (5) Business Days before the Closing Date, each Transferring Party shall prepare, in accordance with Section 12.11 of this Agreement, and deliver to Acquiring Party a statement (an “Estimated Settlement Statement”) setting forth each adjustment related to Transferring Party’s Assets for purposes of determining the Closing Amount to be paid or received by the Parties, as applicable, at Closing. The Estimated Settlement Statement prepared by each Transferring Party shall be accompanied by reasonable supporting documentation. Within three (3) Business Days of receipt of the Estimated Settlement Statement, each Acquiring Party will have the right to deliver to Transferring Party a written report containing any changes (together with a reasonable description thereof) it may have to the Estimated Settlement Statement delivered by such Transferring Party. Each Estimated Settlement Statement, as agreed upon by the Parties, will be used to determine the Closing Amount; provided, that if the Parties cannot agree on the applicable Estimated Settlement Statement prior to Closing, the Estimated Settlement Statement, as presented by Transferring Party, as to its particular Assets, will be used to determine the Closing Amount. The Closing Amount for each Party’s Assets shall be set off against the other to determine the net amount to be paid at Closing, which shall be further adjusted in accordance with Section 4.8, Section 4.9 and Section 4.15, if required pursuant to such sections (as so adjusted, the “Net Closing Amount”).

ARTICLE IV
TITLE AND ENVIRONMENTAL MATTERS AND
CASUALTY DEFECTS
Section 4.1    Title Examination. By September 20, 2014, Transferring Party shall make available to Acquiring Party (unless disclosure by Transferring Party is restricted by agreement with a third party or unless such data is maintained only in the Transferring Party’s business development files in the ordinary course of business) all title data in Transferring Party’s possession, and all title data to which Transferring Party has reasonable access, relating to its Assets including the following:
A.    title opinions, abstracts of title, title status reports, and curative matters, but excluding acquisition title opinions;

B.    the Existing Contracts;
C.    Records relating to the payment of rentals, royalties, shut-in gas royalties, and other payments due under any lease or agreement;
D.    Records relating to filing of returns for or the payment of ad valorem, property, production, severance, excise and other Taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom; and
E.    ownership reports, maps and surveys.
Acquiring Party shall be permitted, at its expense, to make copies of any of the title data. Acquiring Party shall be entitled to perform or cause to be performed, at Acquiring Party’s expense, such additional title examination as Acquiring Party deems necessary or appropriate. Transferring Party shall cooperate reasonably with Acquiring Party in Acquiring Party’s efforts to examine and approve title. Transferring Party shall also make available to Acquiring Party, upon reasonable notice during normal business hours, Transferring Party’s personnel who are knowledgeable with respect to Transferring Party’s Assets in order that Acquiring Party may make such diligent investigation as Acquiring Party considers necessary or appropriate. All investigations and due diligence conducted by Acquiring Party shall be conducted at Acquiring Party’s sole cost, risk and expense, and any conclusions made from any examination done by Acquiring Party shall result from Acquiring Party’s own independent review and judgment. Acquiring Party shall coordinate its access rights and physical inspections of Transferring Party’s Assets with Transferring Party to minimize any inconvenience to or interruption of the conduct of business by Transferring Party, and Transferring Party shall have the right to accompany Acquiring Party in connection with any physical inspection of such Assets. Acquiring Party shall abide by Transferring Party’s, and any third party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of such Assets, and to the extent required by any third party operator, execute and deliver any required bonding agreement of such third party operator or provide evidence that Acquiring Party maintains insurance as may be required by such third party operator.
Section 4.2    Defensible Title. For purposes of this Agreement, “Defensible Title” shall mean, subject to Permitted Encumbrances:
A.    With respect to each of its Assets, title that obligates Transferring Party to bear no more than the working interest set forth in Exhibit A-1 and A-5-LINN as to the LINN Wells or Exhibit B-ExxonMobil as to the ExxonMobil Wells, as applicable, without a corresponding increase in the net revenue interest;
B.    With respect to each of its Assets, title that entitles Transferring Party to receive no less than the net revenue interest set forth in Exhibit A-1 and A-5-LINN as to the LINN Wells or Exhibits A-1, A-2, A-3 or A-4-LINN as to the LINN Acreage Tracts, or Exhibit B-ExxonMobil as to the ExxonMobil Wells, as applicable;

C.    In the case of LINN as Transferring Party, with respect to each of the LINN Acreage Tracts, LINN owns at least the Net Acres for such LINN Acreage Tract as is represented in Exhibits A-1, A-2, A-3 or A-4-LINN for such LINN Acreage Tract;
D.    Transferring Party is not in default of a material provision of a Lease, including a failure to produce Hydrocarbons in paying quantities for all applicable periods of time after the end of the primary term of such Lease (if applicable); and
E.    With respect to each of Transferring Party’s Assets, such Assets are free from all Liens other than Permitted Encumbrances.
F.    With respect to the LINN Assets, the working interest and the net revenue interest of an Allocated Value Asset shall be uniform throughout the Spraberry Trend Interval unless Exhibits A-1, A-2, A-3, A-4 or A-5-LINN specifically states otherwise.
Except for Transferring Party’s special warranty of title contained in the Assignment or the royalty-free Oil and Gas Lease, as applicable, and subject to either Party’s rights to terminate this Agreement pursuant to Section 15.1B, Acquiring Party hereby acknowledges and agrees that Section 4.8 shall be Acquiring Party’s sole and exclusive remedy for any defect of title or any title matter, including any Title Defect, and Acquiring Party hereby expressly waives any and all other rights or remedies with respect thereto.
Section 4.3    Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:
A.    Lessor’s royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of such burdens does not reduce the net revenue interest of Transferring Party in each of its Assets below the net revenue interest for such Asset set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, or increase the working interest of Transferring Party above that set forth on Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, without a corresponding increase in the net revenue interest.
B.    Division orders and sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser of production.
C.    All third party consents to assign and preferential purchase rights listed on Schedule 5.9-LINN and Schedule 5.9-ExxonMobil.
D.    Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business.
E.    Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar Liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to Law, or (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by Law, or (iii) if their validity is being contested in good faith by appropriate action.

F.    All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance.
G.    Rights of reassignment arising upon final intention to abandon or release the applicable Assets, or any of them.
H.    Easements, rights-of-way, servitudes, permits, surface leases and other rights relating to surface operations which individually or in the aggregate do not materially diminish the value of, or impair the conduct of operations on the applicable Assets or do not reduce the net revenue interest of Transferring Party in any of its Assets below the net revenue interest set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, or increase the working interest of Transferring Party above that set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, without a corresponding increase in the net revenue interest, for such Asset.
I.    All other Liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the applicable Assets which individually or in the aggregate do not interfere materially with the operation, value or use of any of the Assets, do not materially prevent Transferring Party from receiving the proceeds of production from any of its Assets, do not reduce the interest of Transferring Party with respect to any of its Assets below the net revenue interest set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, and do not increase the costs and expenses that such Transferring Party is obligated to pay above the working interest set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, without a corresponding increase in the net revenue interest, for such Asset.
J.    All rights reserved to or vested in any Governmental Authority to control or regulate any of the applicable Assets in any manner, and all applicable laws, rules and orders of any Governmental Authority.
K.    Any Title Defects that Acquiring Party may have expressly waived in writing or which are deemed to have been waived pursuant to Section 4.4 below.
L.    Any Title Defects arising as a result of Transferring Party taking any action required by the terms of this Agreement or as a result of Acquiring Party failing to consent to allowing Transferring Party to take any action pursuant to Section 7.1.
Section 4.4    Notice of Title Defects. Acquiring Party shall notify Transferring Party in writing of any Title Defect (a “Title Defect Notice”) as soon as practicable after Acquiring Party has knowledge thereof, but in no event later than 5:00 p.m. Central Daylight Time on October 31, 2014 (“Defect Deadline”). All Title Defects not asserted by Acquiring Party in a Title Defect Notice by the Defect Deadline shall be deemed waived by Acquiring Party for purposes of this Agreement, but shall not affect the special warranty of title contained in the Assignment. To be effective, each Title Defect Notice shall be in writing (which shall include email), and shall include (a) a description of the alleged Title Defect(s); (b) the Assets affected by the Title Defect; (c) supporting documents reasonably necessary for Transferring Party to verify the existence of the alleged Title Defect(s); (d) the amount of the decrease in the net revenue interest in the Asset or increase in the working interest in the Asset (without a corresponding increase in the net revenue interest) or amount of the decrease in Net Acres, as applicable; (e) the proposed value of the Title Defect; and (f) the proposed remedy for the Title Defect(s). A “Title Defect” shall mean any encumbrance, encroachment, irregularity, or other defect that causes Transferring Party not to have Defensible Title as of Closing in and to the applicable Assets; provided that the Permitted Title Matters shall not be considered Title Defects.
Section 4.5    Value of a Title Defect. Exhibits A-1, A-2, A-3, A-4 or A-5-LINN, and Exhibit B-ExxonMobil, as applicable, lists the allocated values (“Allocated Values”) for each Asset given value by the Parties (each an “Allocated Value Asset”) for adjustments due to uncured Title Defects and Casualty Defects asserted pursuant to this Agreement. Exhibit G lists the Allocated Values for each LINN Replacement Acreage Tract. The value of an uncured Title Defect shall be calculated as follows (as so calculated the “Title Defect Value”):
A.    If the Title Defect is an increase in the working interest of an Allocated Value Asset from the working interest for that Allocated Value Asset set forth in Exhibit A-1 or A-5-LINN or Exhibit B-ExxonMobil, as applicable (without a corresponding increase in the net revenue interest), then the value of the Title Defect shall equal the product of multiplying the Allocated Value of such Allocated Value Asset, as set forth in Exhibit A-1 or A-5-LINN, and Exhibit B-ExxonMobil, as applicable, for such Allocated Value Asset by a fraction, the numerator of which is an amount equal to the actual decimal working interest Acquiring Party shall be obligated for, less the decimal working interest for such Allocated Value Asset shown on Exhibit A-1 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, and the denominator of which is the working interest for such Allocated Value Asset shown on such Exhibit A-1 or A-5-LINN or Exhibit B-ExxonMobil, as applicable.
B.    If the Title Defect is a decrease in net revenue interest from the net revenue interest set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, for an Allocated Value Asset, the value of the Title Defect shall equal the product of multiplying the Allocated Value of the affected Allocated Value Asset as set forth in such Exhibits A-1, A-2, A-3, A-4 or A-5-LINN, and Exhibit B-ExxonMobil, as applicable, by a fraction the numerator of which is an amount equal to the net revenue interest shown on such Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, for that Allocated Value Asset, less the actual decimal net revenue interest to which Transferring Party would be entitled to as a result of its ownership interest in that Allocated Value Asset, and the denominator of which is the net revenue interest shown in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, for that Allocated Value Asset.
C.    In connection with the LINN Acreage Tracts, if the Title Defect is based on LINN owning less Net Acres than those represented on Exhibits A-1, A-2, A-3 and A-4-LINN, then the value of the Title Defect shall be equal to the product of multiplying the Allocated Value set forth in Exhibits A-1, A-2, A-3 and A-4-LINN for such LINN Acreage Tract by a fraction the numerator of which is the Net Acres for such LINN Acreage Tract shown on Exhibits A-1, A-2, A-3 and A-4-LINN, less the actual Net Acres, and the dominator of which is the Net Acres shown for such LINN Acreage Tract on Exhibits A-1, A-2, A-3 or A-4-LINN.

D.    If the Title Defect is a Lien on the Assets that is liquidated in amount, then the value of the Title Defect shall equal the amount necessary to be paid to remove that Lien.
E.    Notwithstanding anything to the contrary contained in this Agreement, the aggregate value of all Title Defects upon any Asset shall not exceed the Allocated Value of such Asset.
Section 4.6    Title Benefits. If Transferring Party determines that the ownership of any Asset entitles Transferring Party to a larger net revenue interest or a smaller working interest (without a corresponding decrease in the net revenue interest) than that set forth on Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, or a larger amount of Net Acres than set forth on Exhibits A-1, A-2, A-3 or A-4-LINN for LINN Acreage Tracts (each a “Title Benefit”), then such Transferring Party shall notify (such notice, a “Title Benefit Notice”) Acquiring Party of such change in interest in writing as soon as practicable after Transferring Party has Knowledge thereof, but in no event later than the Defect Deadline. To be effective, each Title Benefit Notice shall be in writing and shall include (a) a description of the alleged Title Benefit(s), (b) the Assets affected by the Title Benefit, (c) the increase in net revenue interest or decrease in working interest (without a corresponding decrease in net revenue interest) or the amount of the increase in Net Acres, as applicable, in such Asset(s) affected by the Title Benefit, and (d) the proposed value of the Title Benefit, and (e) the proposed remedy for the Title Benefit. Transferring Party shall be deemed to have conclusively waived any Title Benefit of which Transferring Party fails to notify Acquiring Party in writing in the manner described in this Section 4.6. The value of any Title Benefit shall be determined as follows (as so determined the “Title Benefit Value”):
A.    If Transferring Party and Acquiring Party agree on the value of such Title Benefit, then that amount shall be the value of the Title Benefit.
B.    If Transferring Party and Acquiring Party do not agree on the value of such Title Benefit, then the value of the Title Benefit shall be determined by using the same formulas set forth in Sections 4.5 A, 4.5B, and 4.5C for Title Defects, as applicable.
Notwithstanding anything to the contrary contained in this Section 4.6, if there is an unresolved dispute as of the Closing pursuant to this Section 4.6 with respect to any Title Benefit properly asserted by Transferring Party, there shall be no adjustment at Closing to the Assets on account of such disputed Title Benefit, the Asset affected by such disputed Title Benefit shall be assigned to Acquiring Party at Closing notwithstanding the disputed Title Benefit, and the disputed Title Benefit shall be resolved using the same procedure for the resolution of disputed Title Defects in Section 4.9.
Section 4.7    Title Defect and Title Benefit Threshold. Notwithstanding anything to the contrary, with respect to Transferring Party’s Assets, in no event shall there be any adjustments or any other remedy hereunder for any individual Title Defect or Title Benefit for which the value of such Title Defect or Title Benefit does not exceed $20,000, after which point Acquiring Party shall be entitled to an adjustment for such Title Defect or Title Benefit to the extent of the full the value of such Title Defect or Title Benefit, as applicable.

Section 4.8    Remedy for Title Defect. Transferring Party shall have the right for a period beginning when the Title Defect Notice is timely received, continuing until 5:00 p.m. Central Daylight Time on November 14, 2014, (the “Title Cure Period”) to cure a Title Defect to the reasonable satisfaction of Acquiring Party. If a Title Defect is cured to the reasonable satisfaction of Acquiring Party prior to the end of the Title Cure Period, any Well or Lease affected by such Title Defect shall be assigned to Acquiring Party at Closing without any adjustment on account of such Title Defect. If a Title Defect is not cured to the reasonable satisfaction of Acquiring Party prior to the end of the Title Cure Period, then:
A.    The Title Defect Values for all Title Defects where LINN is the Transferring Party in excess of $20,000 shall be added to the Title Benefit Values for all Title Benefits where ExxonMobil is the Transferring Party to obtain the “LINN Defect Amount”. The Title Defect Values for all Title Defects where ExxonMobil is the Transferring Party in excess of $20,000 shall be added to the Title Benefit Values for all Title Benefits where LINN is the Transferring Party to obtain the “ExxonMobil Defect Amount”. The ExxonMobil Defect Amount shall be subtracted from the LINN Defect Amount to calculate the “Net Defect Amount”.
B.    If the Net Defect Amount is less than Two Percent (2%) of the total Allocated Values given on Exhibits A-1, A-2, A-3, A-4 and A-5-LINN (the “Defect Deductible”) there will be no adjustments for Title Defects or Title Benefits at Closing.
C.    If the absolute value of the Net Defect Amount exceeds the Defect Deductible then:
(i)    in the case of a positive Net Defect Amount, the Parties will revise Exhibits A-1, A-2, A-3, A-4 or A-5-LINN by November 17, 2014 to include the Leases associated with the LINN Replacement Acreage Tract(s) on Exhibit G - LINN to the extent necessary to deliver additional Net Acres to ExxonMobil of equivalent value to the Net Defect Amount less the Defect Deductible. The Parties will attempt, in good faith, to agree to such Leases to be included on Exhibits A-1, A-2, A-3, A-4 or A-5-LINN, as applicable, using, to the extent reasonably practicable, LINN Replacement Acreage Tracts covering similar Net Acres and having similar Allocated Values, working interests and net revenue interests.
(ii)     in the case of a negative Net Defect Amount, the Parties will revise Exhibit A-2-LINN by November 17, 2014 to exclude the Leases associated with the LINN Acreage Tract(s) on Exhibit A-2- LINN to the extent necessary to deliver Net Acres to ExxonMobil of equivalent value to the absolute value of the Net Defect Amount less the Defect Deductible. The Parties will attempt, in good faith, to agree to such Leases to be excluded from Exhibit A-2, as applicable, excluding, to the extent reasonably practicable, LINN Replacement Acreage Tracts to the Assets associated with the ExxonMobil Defect Amount.
D.    If the Net Defect Amount less the Defect Deductible is (A) a positive amount that exceeds the total Allocated Value of Exhibit G-LINN or (B) a negative amount that exceeds the total Allocated Value of Exhibit A-2- LINN, then the Parties will agree to designate additional Net Acres for adjustment under this Section 4.8, or adjust the Closing Amount by the remaining Net Defect Amount (less the Defect Deductible).

E.    If a Defect Value is greater than or equal to the entire Allocated Value for the associated Asset and either Section 4.8(C)(i) or Section 4.8(C)(ii) is applicable, the Wells and Leases associated with the asserted Title Defect may be removed from Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit A-ExxonMobil and/or Exhibit B-LINN or Exhibit B-ExxonMobil (as applicable) and retained by the Transferring Party at the Transferring Party’s option.
F.    In the event the Parties do not agree on the existence of a Title Defect or Title Benefit or the amount of a Title Defect Value or Title Benefit Value, the Parties shall proceed to Closing without adjustment for the disputed Assets, and shall resolve their dispute in accordance with Section 4.9.
Section 4.9    Title Dispute Resolution. LINN and ExxonMobil shall attempt, in good faith, to reach agreement on the existence of each Title Defect, Title Benefit, and the value of and remedy for each Title Defect and Title Benefit and the adequacy of any cure of any Title Defect (collectively “Title Disputes”) prior to the Closing Date. If LINN and ExxonMobil are unable to agree on any Title Dispute on or before the end of the Title Cure Period, either Party shall have the right to elect, upon written notice to the other Party, to initiate arbitration to resolve such Title Dispute. All Title Disputes shall be exclusively and finally resolved pursuant to this Section 4.9. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the state in which the Assets with the largest aggregate Allocated Value of all of the Assets in question are located (the “Title Arbitrator”). The Title Arbitrator shall not have worked as an employee or outside counsel for either Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The Title Arbitrator shall be selected by mutual agreement of LINN and ExxonMobil within fifteen (15) days after the election of a Party to utilize the provisions of this Section 4.9 with respect to a Title Dispute, or absent such agreement during the fifteen (15) day period, by the Dallas, Texas office of the AAA. In connection with the engagement of the Title Arbitrator, each Party shall execute such engagement, indemnity and other agreements as the Title Arbitrator shall require as a condition to such engagement. The place of arbitration shall be Dallas, Texas, and the arbitration shall be conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 4.9. The Title Arbitrator’s determination shall be made within thirty (30) days after submission of Title Disputes (but in no event later than the submission of the relevant Transferring Party’s Final Settlement Statement) and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the provisions of Section 4.6, Section 4.7, and Section 4.8, as applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award (i) Acquiring Party a greater value to a Title Defect than the value claimed by Acquiring Party in its applicable Title Defect Notice or (ii) Transferring Party a greater value to a Title Benefit than the value claimed by Transferring Party in the applicable Title Benefit Notice. The Title Arbitrator shall act for the limited purpose of determining (1) the existence of or nature of an asserted Title Defect or Title Benefit, and (2) as to a dispute about the value of a Title Defect or Title Benefit, which Parties’ calculation of the value of the Title Defect or Title Benefit should be accepted. The Title Arbitrator may not award damages (except as represented by the value of a Title Dispute), interest or penalties to either Party with respect to any Title Dispute. LINN and ExxonMobil shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator, and shall each bear one-half of the costs and expenses of the Title Arbitrator. Nothing herein shall operate to cause Closing to be delayed on account of any unresolved dispute pursuant to this Section 4.9 with respect to any Title Defect properly asserted by Acquiring Party or any Title Benefit properly asserted by Transferring Party. Based upon the Title Arbitrator’s decision, the Parties will, in accordance with Section 4.8, either (i) upon mutual agreement, assign or reassign, as required, the Assets necessary to place the Parties in the same position as they would have been had the Title Arbitrator’s decision been made prior to Closing, or (ii) if the Parties cannot mutually agree to the forgoing, adjust the Closing Amount by the Allocated Value of the Asset that would have been assigned or reassigned under the foregoing if the Parties had agreed to such an assignment or reassignment.
Section 4.10    Environmental Assessment. Subject to Section 8.2, prior to the Defect Deadline, and upon reasonable prior notice to Transferring Party, Acquiring Party shall:
(i)    have the right to enter upon the lands covered by Transferring Party’s Assets, inspect the same, and conduct such tests, examinations, investigations, and studies as Acquiring Party deems to be necessary or appropriate to determine the environmental condition of Transferring Party’s Assets (“Acquiring Party’s Environmental Assessment”); provided, however, Acquiring Party shall have no right to conduct invasive environmental testing on Transferring Party’s Assets, including a Phase II environmental assessment, without the consent of Transferring Party, which consent shall not be unreasonably withheld and shall not disclose the results of Acquiring Party’s Environmental Assessment to any Third Party other than Acquiring Party’s advisors and consultants who agree to keep it confidential; and
(ii)    have reasonable access to all environmental and permitting Records relating to the Assets to the extent in Transferring Party’s possession or control.
Section 4.11    Environmental Defect Notice. If Acquiring Party, in its sole discretion, determines, as a result of Acquiring Party’s Environmental Assessment, that there exists an Environmental Defect, Acquiring Party may notify Transferring Party in writing (such notice, an “Environmental Defect Notice”) of such Environmental Defect as soon as reasonably practical after its discovery, but in any event no later than the Defect Deadline. All Environmental Defects not asserted by Acquiring Party by the Defect Deadline shall be deemed waived by Acquiring Party. An “Environmental Defect” shall mean a condition that exists on or in connection with an Asset of the Transferring Party with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments which causes (or if brought to the attention of the applicable Governmental Authority, would cause) such Asset to be subject to fine or penalty, liability, clean-up or Remediation under any of the Environmental Laws. To be effective, an Environmental Defect Notice shall be in writing, and shall include (a) a description of the asserted Environmental Defect, including the facts and basis under Environmental Laws for such asserted Environmental Defect, (b) the Assets affected by the Environmental Defect, (c) the documentation concerning or supporting the asserted Environmental Defect and (d) an estimate of the cost of Remediation associated with the asserted Environmental Defect, including the information and computations (in reasonable detail) upon which Acquiring Party’s estimate is based.
Section 4.12 Thresholds and Value of an Environmental Defect.

A.    The value of an uncured Environmental Defect shall be the good faith estimated cost of Remediation for such uncured Environmental Defect (the “Environmental Defect Amount”).
B.    Notwithstanding anything to the contrary, with respect to a Transferring Party’s Assets, in no event shall there be any adjustments or any other remedy provided by Transferring Party hereunder for any individual Environmental Defect for which the Environmental Defect Amount does not exceed $20,000.
Section 4.13    Remedies for Environmental Defects.
A.    Transferring Party shall have the right, at its sole expense, from receipt of an Environmental Defect Notice timely delivered until January 21, 2015 (the “Environmental Cure Period”) to Remediate any Environmental Defect.
B.    If Remediation of any Environmental Defect is completed prior to Closing, the Asset affected by such Environmental Defect shall be assigned to Acquiring Party at Closing. If an Environmental Defect is not Remediated prior to Closing, but Transferring Party notifies Acquiring Party prior to Closing that it intends to Remediate the Environmental Defect, the Asset affected by such Environmental Defect shall not be assigned by Transferring Party to Acquiring Party at Closing, but if Transferring Party Remediates the Environmental Defect during the Environmental Cure Period, then Transferring Party, as soon as practicable thereafter, shall assign to Acquiring Party the Asset affected by the Remediated Environmental Defect, and any necessary adjustments in accordance with Section 12.11 for such Asset shall be made in the Final Settlement Statement.
C.    If Transferring Party disputes the existence of an Environmental Defect or Acquiring Party’s estimate of the cost of Remediation, it shall, within ten (10) Business Days after Transferring Party’s receipt of the Environmental Defect Notice, notify Acquiring Party in writing, and shall, as applicable, identify (i) which Assets are the subject of the dispute; (ii) the facts and basis under Environmental Laws for disputing the existence of the asserted Environmental Defect; (iii) the documentation supporting Transferring Party’s dispute of the asserted Environmental Defect; and (iv) Transferring Party’s estimate of the cost of Remediation, if any, associated with the asserted Environmental Defect, including the information and computations on which Transferring Party’s estimate is based. The Parties shall promptly attempt, in good faith, to reach agreement regarding the existence of, nature of, or cost or adequacy of Remediation associated with any asserted Environmental Defect, or a mutually acceptable adjustment to remedy such asserted Environmental Defect. If Transferring Party and Acquiring Party are unable to agree on such matters before two (2) Business Days prior to the Closing Date, then the dispute shall be resolved pursuant to Section 4.14 below.
D.    If an Environmental Defect is not Remediated prior to the Closing (or the end of the Environmental Cure Period if the Transferring Party gives proper notice under Section 4.13(B)), then
(i)    If the net of all Environmental Defect Amounts where LINN is the Transferring Party less the Environmental Defect Amounts where ExxonMobil is the

Transferring Party (the “Net Environmental Defect Amount”) exceed the Defect Deductible, then the Closing Amount will be adjusted downward for the Transferring Party’s Assets with the greater amount of Environmental Defect Amounts by the Net Environmental Defect Amount less the Defect Deductible (the “Environmental Adjustment”).
(ii)    If the net of all Environmental Defect Amounts where LINN is the Transferring Party less the Environmental Defect Amounts where ExxonMobil is the Transferring Party does not exceed the Defect Deductible, then the Closing Amount will not be adjusted and any Assets withheld from Closing by the Transferring Party will be conveyed to the Acquiring Party within ten (10) Business Days thereafter.
Section 4.14    Environmental Dispute Resolution. LINN and ExxonMobil shall attempt, in good faith, to reach agreement regarding the existence of, nature of, or cost or adequacy of Remediation associated with any asserted Environmental Defect prior to the Closing Date. If Transferring Party and Acquiring Party are unable to agree on or before the Closing Date about the existence of, nature of, an Environmental Defect or cost or adequacy of Remediation associated with the asserted Environmental Defect, then the Parties shall initiate arbitration to resolve such matters. All such matters shall be exclusively and finally resolved pursuant to this Section 4.14. There shall be a single arbitrator, who shall be a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties (the “Environmental Arbitrator”). The Environmental Arbitrator shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period immediately preceding the arbitration or have any financial interest in the dispute. The Environmental Arbitrator shall be selected by mutual agreement of LINN and ExxonMobil within fifteen (15) days after the election of a Party to utilize the provisions of this Section 4.14 with respect to an alleged Environmental Defect, or absent such agreement, during the fifteen (15) day period, by the Dallas, Texas office of the AAA. In connection with the engagement of the Environmental Arbitrator, each Party shall execute such engagement, indemnity and other agreements as the Environmental Arbitrator shall require as a condition to such engagement. The place of arbitration shall be Dallas, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 4.13. The Environmental Arbitrator’s determination, as applicable, shall be made within thirty (30) days after submission of the matters in dispute (but in no event later than the submission of the relevant Transferring Party’s Final Settlement Statement) and shall be final and binding upon the Parties, without right of appeal. In making its determinations, the Environmental Arbitrator shall be bound by the provisions of Section 4.11, Section 4.12, and Section 4.13, and may consider such other matters as, in the opinion of the Environmental Arbitrator, are necessary or helpful to make a proper determination. The Environmental Arbitrator may consult with and engage disinterested third persons to advise the arbitrator, including other environmental consultants. The Environmental Arbitrator shall act as an expert for the limited purpose of determining (1) the existence of or nature of an asserted Environmental Defect, and (2) as to a dispute about the cost of Remediation, which of the Parties’ estimates of the cost of Remediation should be accepted. The Environmental Arbitrator may not award damages (except as represented by the value of an Environmental Defect), interest, or penalties to any Party with respect to any matter. Transferring Party and Acquiring Party shall each bear its own legal fees and other costs of presenting its respective case and shall each bear one-half of the costs and expenses of the Environmental Arbitrator.

Section 4.15    Casualty Defects; Condemnation. If, prior to Closing, any of the Assets are substantially damaged or destroyed by fire, explosion, flood, hurricane, tornado, earthquake, acts of God or other casualty or is taken by condemnation or under right of eminent domain (“Casualty Defect”), the Transferring Party of such Assets shall notify Acquiring Party promptly after such event. The Transferring Party of the Assets affected by the Casualty Defect shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the damaged Assets with equivalent items, no later than the Closing. If a Casualty Defect exists at Closing, Acquiring Party shall proceed to acquire the Assets affected by the Casualty Defect, but the Closing Amount shall be adjusted by the aggregate reduction in value due to such Casualty Defect, which value shall be determined by taking into account the Allocated Value of any Allocated Value Asset to which such Casualty Defect relates. Notwithstanding anything to the contrary contained in this Section 4.15, the Transferring Party of the Assets prior to the Closing affected by the Casualty Defect shall be entitled to retain all insurance proceeds, condemnation awards and any claims against other parties relating to any such Casualty Defect.
Section 4.16    Condition of the Assets. Acquiring Party acknowledges and agrees that, subject to the provisions of this Article IV and Article V and Article XII, Acquiring Party shall acquire Transferring Party’s Assets (including such Assets for which a notice of an Environmental Defect is given pursuant to Section 4.11) in an “AS IS, WHERE IS” condition and shall assume all risks that such Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned wells, pumps, pits, pipelines or other waste or spill sites which may not have been revealed by Acquiring Party’s Environmental Assessment. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, UPON THE OCCURRENCE OF CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATED TO SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM TRANSFERRING PARTY TO ACQUIRING PARTY WITHOUT RECOURSE AGAINST TRANSFERRING PARTY. WITHOUT LIMITING THE FOREGOING, AT CLOSING, EXCEPT AS OTHERWISE SPECFICALLY PROVIDED FOR IN THIS AGREEMENT, ACQUIRING PARTY WAIVES ITS RIGHT TO RECOVER FROM TRANSFERRING PARTY AND FOREVER RELEASES AND DISCHARGES THE TRANSFERRING PARTY GROUP AND AGREES TO DEFEND, INDEMNIFY AND HOLD TRANSFERRING PARTY GROUP HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES AND COSTS), WHETHER DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, THAT MAY ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF TRANSFERRING PARTY’S ASSETS OR ANY VIOLATION BY TRANSFERRING PARTY, ACQUIRING PARTY OR ANY OTHER PARTY OF ANY APPLICABLE LEASE, CONTRACT OR OTHER INSTRUMENT (BUT ONLY TO THE EXTENT SUCH RELATES TO THE ENVIRONMENTAL OR PHYSICAL CONDITION OF SUCH ASSETS) OR OF ANY APPLICABLE EXISTING OR FUTURE ENVIRONMENTAL LAW, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY

GOVERNMENTAL AUTHORITY OR JUDICIAL ENTITY, HAVING JURISDICTION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL LAWS. ACQUIRING PARTY IS AWARE THAT TRANSFERRING PARTY’S ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON OR UNDER THE LANDS COVERED BY TRANSFERRING PARTY’S LEASES (OR LANDS POOLED OR ASSOCIATED THEREWITH). EQUIPMENT AND SITES INCLUDED IN TRANSFERRING PARTY’S ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON TRANSFERRING PARTY’S LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES, AND NORM-CONTAINING MATERIAL AND OTHER WASTES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL, OR OTHERWISE BEEN DISPOSED OF ON OR UNDER THE LANDS COVERED BY TRANSFERRING PARTY’S LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES AND NORM FROM TRANSFERRING PARTY’S ASSETS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, IF CLOSING OCCURS, ACQUIRING PARTY SHALL ASSUME ALL LIABILITY FOR, AND PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE TRANSFERRING PARTY GROUP FROM, SUCH REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL.
Section 4.17    Assignment; Special Warranty of Title. The transfer of the applicable Assets by Transferring Party to Acquiring Party shall be by special warranty of title, by, through and under Transferring Party or its Affiliates, but not otherwise, by an assignment and bill of sale in substantially the form attached as Exhibit C-LINN or Exhibit C-ExxonMobil, as applicable (the “Assignment”). Notwithstanding anything to the contrary contained in this Agreement or the applicable Assignment, the special warranty of title granted by Transferring Party contained in the applicable Assignment shall be construed such that (a) the special warranty contained therein shall apply (1) with respect to the Assignment covering the transfer of the LINN Assets, only to the extent of the ownership set forth in Exhibits A-1, A-2, A-3, A-4 and A-5-LINN (as such exhibits may be updated prior to Closing in accordance with Section 7.8) and (2) with respect to the Assignment covering the transfer of the ExxonMobil Assets, only to the extent of the ownership set forth in Exhibit A-ExxonMobil and Exhibit B-ExxonMobil (as such exhibits may be updated prior to Closing in accordance with Section 7.8). By November 17, 2014, LINN shall designate the undivided percentages of the ExxonMobil Assets to be assigned under the applicable Assignment at Closing to Berry and LINN Holdings, and the Assignment to LINN shall reflect those designated percentages.
Section 4.18    Due Diligence on LINN Replacement Acreage Tracts; Remedies. Notwithstanding that this Article IV provides for title and environmental due diligence related to the Assets, ExxonMobil shall have the right to perform title and environmental due diligence on the LINN Replacement Acreage Tracts in accordance with the terms of Article IV. In connection therewith, LINN shall make available to ExxonMobil by September 20, 2014 all information and data with respect to the LINN Replacement Acreage Tracts that LINN is required to make available under Article IV with respect to the LINN Assets. In the event that a Title Defect relating to a LINN Replacement Acreage Tract is not cured to the reasonable satisfaction of ExxonMobil, as Acquiring Party, prior to the end of the Title Cure Period, such LINN Replacement Acreage Tract shall be removed from Exhibit G and excluded from the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TRANSFERRING PARTY
As of the date of this Agreement and as of the Closing Date, each Party, in its capacity as a Transferring Party, makes to the other Party the following representations and warranties as to itself and its Assets:
Section 5.1    Existence and Power. Transferring Party is a limited partnership, limited liability company, or corporation duly formed, validly existing and in good standing under the laws of its state of formation and each jurisdiction where its Assets are located. Transferring Party has the power and is authorized to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Transferring Party, and the transactions contemplated by this Agreement, will not violate (i) any provision of the organizational documents of Transferring Party, (ii) except with respect to any maintenance of uniform interest provision contained in any Existing Contract, and assuming the receipt of all consents and the waiver of, or compliance with, all preferential purchase rights, any agreement or instrument to which Transferring Party is a party or by which Transferring Party or any of the Assets are bound, (iii) any judgment, order, ruling, or decree applicable to Transferring Party as a party in interest, or (iv) any Law applicable to Transferring Party or its Assets, except for any such violations other than (i) above that would not, individually or in the aggregate, have a Material Adverse Effect. This Agreement constitutes a legal, valid and binding obligation of Transferring Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally, and by general equitable principles.
Section 5.2    Brokers. Transferring Party has incurred no obligation or liability for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Acquiring Party, and any such obligation or liability that might exist shall be the sole obligation of Transferring Party.
Section 5.3    Claims and Litigation. Except as set forth in Schedule 5.3-LINN or Schedule 5.3-ExxonMobil, as applicable, there are no legal or administrative proceedings, claims or investigations pending or, to Transferring Party’s Knowledge, threatened before any court or administrative body against Transferring Party with respect to its Assets or with respect to the ownership or operation of its Assets.

Section 5.4    Royalties. To Transferring Party’s Knowledge, all bonuses, rentals, royalties, overriding royalty interests and other payments upon, measured by or payable out of production due by Transferring Party with respect to its Assets have been properly and fully paid except for such amounts as are being held in suspense as permitted pursuant to applicable Law or Existing Contracts or are being disputed in good faith.
Section 5.5     Compliance. Transferring Party has, and to Transferring Party’s Knowledge, all applicable third party operators have, complied with the provisions and requirements of all Laws applicable to the ownership and operation of its Assets, except for any failures to comply with Laws that would not, individually or in the aggregate, have a Material Adverse Effect.
Section 5.6    Material Contracts. To Transferring Party’s Knowledge, Schedule 5.6-LINN and Schedule 5.6-ExxonMobil, as applicable, contains a list of all Material Contracts relating to Transferring Party’s Assets. With respect to Material Contracts: (i) all such Material Contracts are the valid and legally binding obligations of Transferring Party, and to Transferring Party’s Knowledge, the other parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditor’s rights generally, and by general equitable principles; (ii) Transferring Party is not in breach or default in any material respect of any of its obligations under any such Material Contract; and (iii) neither Transferring Party nor, to Transferring Party’s Knowledge, any other party to any such Material Contract has given or received written notice of any action to terminate, cancel, rescind or procure a judicial reformation of any such Material Contract or any provision thereof.
Section 5.7    Marketing. Except as set forth on Schedule 5.7-LINN or Schedule 5.7-ExxonMobil, as applicable, no Hydrocarbons produced from Transferring Party’s Assets are subject to a sales agreement (except contracts terminable without penalty by Transferring Party on not more than ninety (90) days’ notice), and no entity has any call upon, option to purchase or similar right under any agreement with respect to such Assets or to the production therefrom. Except for Imbalances, Transferring Party has not been nor will Transferring Party be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a “take-or-pay” clause, a “ship-or-pay” clause, or under any gas balancing, deferred production or similar arrangement to deliver Hydrocarbons produced from or allocated to any of such Assets at some future time without receiving full payment therefor at the time of delivery, or to pay a fee for failure to deliver Hydrocarbons to a purchaser or shipper of production. As of the Effective Time, there are no Imbalances between Transferring Party and any third party with respect to the Assets, except for such Imbalances set forth on Schedule 5.7-LINN or Schedule 5.7-ExxonMobil, as applicable.
Section 5.8    Permits. Transferring Party possesses, and to Transferring Party’s Knowledge, all applicable third party operators possess, all permits, licenses, certificates, consents, approvals, and other authorizations required by any Governmental Authority, and has made all required filings with any Governmental Authority, which are necessary for Transferring Party’s ownership and operation of its Assets, except where the failure to possess any such permits, licenses, certificates, consents, approvals or other authorizations or making any such required filings would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.9    Preferential Purchase Rights and Consents to Assign. Except for consents from Governmental Authorities, approvals of assignments that are customarily obtained after Closing and consents related to maintenance of uniform interest provisions in any Existing Contract, to Transferring Party’s Knowledge, the conveyance of Transferring Party’s Assets as contemplated by this Agreement are not subject to any preferential purchase rights except for those listed on Schedule 5.9-LINN or Schedule 5.9-ExxonMobil, as applicable. There are no consents to assign where the failure to obtain such consent would cause (i) the Assignment to Acquiring Party of the Assets affected thereby to be void, or (ii) the termination of a Lease or Existing Contract under the express terms thereof.
Section 5.10    AFEs. As of the Effective Time, except for those listed on Schedule 5.10-LINN or Schedule 5.10-ExxonMobil, as applicable, there are no outstanding Authorities For Expenditures (“AFE”) to drill or rework any well or for capital expenditures with respect to Transferring Party’s Assets that have been proposed by any Person having authority to do so, other than wells already drilled and completed, that exceed $100,000 on an 8/8ths basis.
Section 5.11    Environmental.
A.    Except as set forth on Schedule 5.11-LINN or Schedule 5.11-ExxonMobil, with respect to its Assets, Transferring Party has neither entered into nor is a party (directly or as successor in interest) to, any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that (i) is in existence as of the date of this Agreement, (ii) is based on any Environmental Laws that relate to the present or future use of any of the Assets and (iii) requires any Remediation or change in the present conditions of any of the Assets.
B.    Except as set forth on Schedule 5.11-LINN or Schedule 5.11-ExxonMobil, as applicable, as of the date of this Agreement, Transferring Party has not received written notice from any Governmental Authority or unaffiliated third party of any release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (i) requires Remediation under any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) could reasonably be expected to give rise to or results in any common law or other liability of Transferring Party.
Section 5.12    Taxes. Except as disclosed on Schedule 5.12-LINN or Schedule 5.12-ExxonMobil, as applicable, (a) all material Asset Taxes that have become due and payable by Transferring Party (or any of its Affiliates) prior to the Closing Date have been paid; (b) all material Tax returns with respect to Asset Taxes that are required to be filed by Transferring Party (or any of its Affiliates) prior to the Closing Date have been filed (taking into account applicable filing extensions), and (c) there are no Liens on Transferring Party’s Assets for Taxes other than for Taxes not yet due and payable.
Section 5.13    Tax Partnerships. No transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest in a partnership for United States federal Income Tax purposes.

Section 5.14    Payout Status. To Transferring Party’s Knowledge, Schedule 5.14-LINN or Schedule 5.14-ExxonMobil, as applicable, sets forth the payout status as of the date set forth in such Schedule of each Asset subject to a reversion or other adjustment at some level of cost recovery or payout.
Section 5.15    Ownership of the Assets. No Affiliate of a Transferring Party who is not a Party to this Agreement owns any direct or beneficial right, title or interest in or to the LINN Assets or the ExxonMobil Assets, as applicable.
Section 5.16    Transactions with Affiliates. Except for this Agreement or as set forth on Schedule 5.16-LINN or Schedule 5.16-ExxonMobil, as applicable, neither Transferring Party nor any member of the Transferring Party Group has entered into any Existing Contract or other agreement with any other member of the Transferring Party Group that will affect the Assets or Acquiring Party from and after the Effective Time, except for any agreement that was entered into in the ordinary course of business and upon terms no less favorable to Acquiring Party, with respect to the Assets, than would be obtainable in a comparable arm’s length transaction with a Person that is not a member of the Transferring Party Group.
Section 5.17    Area of Mutual Interest Agreements. None of Transferring Party’s Assets are subject to an Area of Mutual Agreement or any similar agreement.
Section 5.18    Plugging and Abandonment. Except as set forth on Schedule 5.18-LINN or Schedule 5.18-ExxonMobil, as applicable, there are no Wells that constitute part of the Assets (1) in which the Transferring Party has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned; or (2) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that have not been plugged and abandoned in accordance with applicable Law except, with respect to subsection (2), to the extent that would not, individually or in the aggregate, have a Material Adverse Effect.
Section 5.19    No Knowledge of Misrepresentations or Omissions. Transferring Party has no Knowledge of any breach by Acquiring Party of any representation or warranty in Article VI.
Section 5.20    LINN Replacement Acreage Tracts. LINN, as Transferring Party, has not committed and will not commit any of the LINN Replacement Acreage Tracts to, and LINN shall exclude the LINN Replacement Acreage Tracts from, any other divestiture or transaction until the Closing has been consummated.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIRING PARTY
As of the date of this Agreement and as of the Closing Date, each Party, in its capacity as an Acquiring Party, makes to the other Party the following representations and warranties:
Section 6.1    Existence and Power. Acquiring Party is a limited partnership, limited liability company or corporation duly formed, validly existing and in good standing under the laws of its state of formation and each jurisdiction where its Assets are located. Acquiring Party has the power and is authorized to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Acquiring Party, and the transactions contemplated by this Agreement, will not violate (i) any provision of the organizational documents of Acquiring Party, (ii) any agreement or instrument to which Acquiring Party is bound, (iii) any judgment, order, ruling, or decree applicable to Acquiring Party as a party in interest, or (iv) any Law applicable to Acquiring Party, except for any such violations other than (i) above that would not, individually or in the aggregate, have a Material Adverse Effect on the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of Acquiring Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally, and by general equitable principles.
Section 6.2    Brokers. Acquiring Party has incurred no obligation or liability for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Transferring Party, and any such obligation or liability that might exist shall be the sole obligation of Acquiring Party.
Section 6.3    Claims and Litigation. Except as set forth in Schedule 5.3-LINN or Schedule 5.3-ExxonMobil, as applicable, there are no legal or administrative proceedings, claims or investigations pending or, to Acquiring Party’s Knowledge, threatened before any court or administrative body against Acquiring Party.
Section 6.4    No Distribution. Acquiring Party is acquiring Transferring Party’s Assets for Acquiring Party’s own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto), or in violation of any other applicable securities Laws.
Section 6.5    Knowledge and Experience. Acquiring Party has (and had prior to negotiations regarding the acquisition of Transferring Party’s Assets) such knowledge and experience in the ownership and the operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in such Assets. Acquiring Party is able to bear the risks of the acquisition of such Assets, and assumption of the obligations, in accordance with and as set forth in this Agreement, and understands the risks of, and other considerations relating to, the acquisition of such Assets.
Section 6.6    Merits and Risks of an Investment in Transferring Party’s Assets. Acquiring Party understands and acknowledges that: (i) an investment in Transferring Party’s Assets involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon such Assets or made any findings or determination as to the fairness of an investment in such Assets or the accuracy or adequacy of the disclosures made to Acquiring Party; and (iii) except as set forth in Article XV in its capacity as an Acquiring Party or a Transferring Party, Acquiring Party is not entitled to cancel, terminate or revoke this Agreement.
Section 6.7    Accredited Investor. Acquiring Party is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the

Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
Section 6.8    No Knowledge of Misrepresentations or Omissions. Acquiring Party has no Knowledge of any breach by Transferring Party of any representation or warranty in Article V.
ARTICLE VII
PRE-CLOSING OBLIGATIONS OF TRANSFERRING PARTY
Section 7.1    Operations. From the date of this Agreement until Closing (the “Interim Period”), except for emergency operations or unless otherwise consented to in writing by Acquiring Party (such consent not to be unreasonably withheld, conditioned or delayed), Transferring Party shall: (i) operate, or if Transferring Party is not the operator, use reasonable efforts to ensure that the operator operates, its Assets as a reasonably prudent operator; (ii) act with respect to its Assets in good faith and in the ordinary course of business consistent with past practices as if its Assets were not being assigned to Acquiring Party, except that Transferring Party shall not enter into any agreement that will be binding upon Acquiring Party or the Assets transferred to Acquiring Party from and after Closing without Acquiring Party’s prior written consent in its sole discretion; (iii) exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data in its possession relating to its Assets; (iv) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any of its Assets and not solicit, entertain or encourage offers from third parties regarding the same (other than (a) as required in connection with the exercise by third parties of preferential rights to purchase any of its Assets, (b) the sale of production produced from or allocated to its Assets in the ordinary course of business, or (c) as permitted by the applicable Existing Contracts); (v) not terminate or amend in any material respect the terms of any Material Contract, unless such Material Contract terminates pursuant to its stated terms; (vi) not settle any suit or litigation or waive any material claims or rights of material value, in each case, attributable to its Assets and affecting the period after the Effective Time, and shall provide Acquiring Party with updates of material developments in any material litigation matter relating to the Assets (except to the extent any such update could result in the disclosure of information protected by the attorney-client privilege); (vii) not voluntarily relinquish its position as operator with respect to any of its Assets that Transferring Party operated as of the date of this Agreement; (viii) not extend any statute of limitations applicable to any Asset Taxes or agree to any extension of time with respect to any Tax assessment or Tax deficiency, in each case, with respect to any Asset Taxes attributable to any period after the Effective Time; and (ix) not commit to do any of the matters described in provisions (iv) through (ix) above. In addition, during the Interim Period, except for emergency operations, Transferring Party shall obtain Acquiring Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to all AFEs over $100,000 on an 8/8ths basis except AFEs or operations described on Schedule 5.10. Notwithstanding anything contrary in the foregoing, LINN, as Transferring Party will cooperate in all reasonable respects with ExxonMobil as Acquiring Party to reach satisfactory arrangements for water disposal rights associated with the Robbie Lease and will not enter into any such agreement without the consent of ExxonMobil, which may be withheld in ExxonMobil’s sole discretion.

Section 7.2    Notices to Holders of Preferential Purchase Rights. With respect to each preferential purchase right shown on Schedule 5.9-LINN or Schedule 5.9-ExxonMobil, as applicable, by October 1, 2014, Transferring Party shall send to the holder of a preferential purchase right affecting its Assets a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those of its Assets covered by such right on substantially the same terms as this Agreement and for the portion of the Allocated Value allocated to such Asset in Exhibits A-1, A-2, A-3, A-4 and A-5-LINN or Exhibit B-ExxonMobil, as applicable.
Section 7.3    Exercise of Preferential Purchase Rights. If, by November 14, 2014, any holder of a preferential purchase right notifies Transferring Party that it intends to consummate the purchase of its Assets to which its preferential purchase right applies, then those Assets shall be excluded from the Assets to be conveyed to Acquiring Party under this Agreement, and the Closing Amount shall be adjusted by the Allocated Value of such Assets set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable; provided, however, that if the holder of such preferential right fails to consummate the purchase of the Assets covered by such right in accordance with and in the time period allotted by the contractual provisions applicable to such right, then Transferring Party shall promptly so notify Acquiring Party in writing, and within fifteen (15) days after Acquiring Party’s receipt of such notice from Transferring Party, Transferring Party shall sell to Acquiring Party, and Acquiring Party shall purchase such Assets from Transferring Party, for a price equal to the Allocated Value of such Assets set forth in Exhibits A-1, A-2, A-3, A-4 or A-5-LINN or Exhibit B-ExxonMobil, as applicable, upon the other terms of this Agreement. All Transferring Party’s Assets (i) that are subject to a preferential purchase right, (ii) for which such preferential purchase right has not been asserted by the holder of such right by November 14, 2014, and (iii) for which the waiting period under the applicable preferential purchase right has not expired, shall be sold to Acquiring Party at Closing pursuant to the provisions of this Agreement. If one or more of the holders of any such preferential purchase rights notifies Transferring Party subsequent to Closing that it intends to assert its preferential purchase right, Transferring Party shall give notice thereof to Acquiring Party, whereupon Acquiring Party shall satisfy all such preferential purchase right obligations of Transferring Party to such holders and Acquiring Party shall be entitled to receive (and Transferring Party hereby assigns to Acquiring Party all of Transferring Party’s rights to) all proceeds received from such holders in connection with such preferential purchase rights and Acquiring Party shall indemnify and hold harmless Transferring Party Group from and against any and all claims, liabilities, losses, costs and reasonable attorneys’ fees in connection therewith.
Section 7.4    Consents to Assign. By October 1, 2014, Transferring Party shall send to each holder of a right to consent to assignment pertaining to its Assets and the transactions contemplated hereby a notice seeking such holder’s consent to the transactions contemplated hereby. If Transferring Party fails to obtain such consent by November 14, 2014 and the failure to obtain such consent would cause (i) the assignment to Acquiring Party of the Assets affected thereby to be void, or (ii) the termination of a Lease or Existing Contract under the express terms thereof, or if a consent otherwise requested by Transferring Party is denied in writing, then, unless Acquiring Party otherwise elects in writing by November 17, 2014, that portion of such Asset shall be excluded from the Assets to be assigned to Acquiring Party, and the Closing Amount shall be adjusted by the Allocated Value of that portion of such Assets affected by such consent. If such a consent (with respect to an Asset excluded pursuant to this Section 7.4) that was not obtained by November 17, 2014 is obtained within sixty (60) days following Closing, then within ten (10) days after such consent is obtained, Acquiring Party shall acquire such portion of such Asset that was so excluded and pay to Transferring Party the amount by which the Closing Amount was adjusted because of such consent and Transferring Party shall assign to Acquiring Party such portion of such Asset (or such amount shall be included as an adjustment to the Closing Amount in the Final Settlement Statement, if resolved timely). If Transferring Party fails to obtain a required consent by November 17, 2014 and (a) the failure to obtain such consent would not cause (1) the assignment to Acquiring Party of the Asset affected thereby to be void or (2) the termination of a Lease under the express terms thereof or if a consent otherwise requested by Transferring Party is not denied in writing, or (b) Acquiring Party does not elect to exclude the portion of the Asset affected thereby pursuant to the second sentence of this Section 7.4, then the portion of the Asset subject to such failed consent shall be assigned by Transferring Party to Acquiring Party at Closing and Acquiring Party shall have no claim against, and Transferring Party shall have no liability for, the failure to obtain such consent and Acquiring Party shall indemnify and hold harmless Transferring Party Group from and against any and all claims, liabilities, losses, costs and reasonable attorneys’ fees in connection therewith. In addition, in the event Transferring Party identifies a maintenance of uniform interest provision in any Existing Contract that may be affected by the transactions contemplated by this Agreement, Transferring Party and Acquiring Party will reasonably cooperate with each other to reach an agreement on the Parties’ preferred approach regarding compliance with such provision.
Section 7.5    Cooperation. Transferring Party will reasonably cooperate with Acquiring Party to assist Acquiring Party in carrying out the agreements of Acquiring Party as set forth in Article VIII below.
Section 7.6    Defaults. Each Party shall give prompt written notice to the other Party of any breach of any representation, warranty, covenant or other agreement of such Party subsequent to the date of this Agreement and prior to the Closing that would cause a failure of any of the conditions to Closing of the other Party contained herein.
Section 7.7    Satisfaction of Closing Conditions. Transferring Party shall use its commercially reasonable efforts to satisfy all of the conditions to Closing of Acquiring Party contained in Article IX.
Section 7.8    Updated Exhibits. By November 17, 2014, Transferring Party shall update Exhibits A, A-1, A-2, A-3, A-4 and A-5-LINN Exhibit B-LINN, Exhibit A-ExxonMobil and Exhibit B-ExxonMobil, as applicable, to incorporate any additional information available to such Transferring Party regarding the LINN Assets, and the ExxonMobil Assets, as applicable, to be listed therein by delivering written notice of such updated Exhibits to Acquiring Party. If Acquiring Party consents in writing to such updated Exhibits (which shall not be unreasonably withheld) or fails to respond by November 19, 2014, such Exhibits shall be deemed updated for purposes of this Agreement and the Assignment. By November 17, 2014, LINN will update Exhibits A and A-3, together with any applicable schedules to this Agreement to the extent necessary to reflect disclosures related to the LINN Replacement Acreage Tracts, if any, included in the Assets.

Section 7.9    Employment Matters. Transferring Party may offer severance or redeployment opportunities to all employees impacted by this transaction. Given that the Transferring Party’s redeployment offers will likely require relocation outside of their current work area, the Acquiring Party will, at its option, be permitted to interview and offer employment to impacted employees identified in Exhibit I (the “Impacted Employees”). By September 28, 2014, Transferring Party will provide Acquiring Party with a list of the field level Impacted Employees Transferring Party and its Affiliates available for interview and employment with Acquiring Party, which will include the following data: name and job title. For the avoidance of doubt, if Transferring Party does not include an employee of Transferring Party or its Affiliates on Exhibit I, then Acquiring Party will not, unless acting in accordance with Transferring Party’s prior written consent, solicit, encourage or otherwise induce any such employee to leave the employment of Transferring Party or become an employee of Acquiring Party in accordance with Section 12.18. Acquiring Party shall provide offers of employment to the Impacted Employees that Acquiring Party desires to hire, with each offer stipulating the Closing Date as the date for commencement of work (the “Hire Date”). Such offers shall be at a base salary equal to or greater than the Impacted Employee’s current base salary with Transferring Party, and for positions that are not a material diminution in the Impacted Employee’s recent job authority, duties or responsibilities. Acquiring Party shall provide Transferring Party with notice of the names in Exhibit I to whom Acquiring Party has made employment offers promptly after making such offers and at least ten (10) days before the Hire Date. The Impacted Employees that Acquiring Party hires as of the Hire Date are referred to as the “New Employees.” No Impacted Employee shall become a New Employee unless he or she (a) accepts Acquiring Party’s offer of employment under the terms provided in Acquiring Party’s offer, (b) passes any required pre-employment screening required by Acquiring Party and (c) on the Hire Date, is actively at work. Until an Impacted Employee becomes a New Employee, if at all, the Impacted Employee shall remain the employee of the Transferring Party, who will remain responsible for: (1) the base salary or wage (including any overtime) of the Impacted Employee, (2) any bonuses to which the Impacted Employee may be entitled, (3) the costs of the Impacted Employee’s participation in any employee benefit plans sponsored by Transferring Party, (4) workers compensation coverage of the Impacted Employee, and (5) all applicable employee taxes and tax withholding, until such time as Impacted Employee becomes a New Employee. To the extent ExxonMobil hires a New Employee, it agrees to provide certain severance benefits for each New Employee who is terminated during the eighteen (18) month period immediately following the New Employee’s Hire Date with ExxonMobil as provided in Exhibit J -LINN; provided, however, that ExxonMobil will not be obligated to provide any severance benefits for any New Employee who is terminated for cause, as defined by Exhibit J-LINN. Acquiring Party makes no representation as to how it will staff the Assets and nothing in this Agreement shall require or be construed or interpreted as requiring Acquiring Party to offer employment to any employee of Transferring Party or to continue the employment of any employee of Transferring Party (including any New Employees) following their respective Hire Date, or to prevent Acquiring Party thereof from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any New Employees) following their respective Hire Dates. Prior to the Hire Date, if any, of an Impacted Employee, Transferring Party shall have the right to control and direct such Impacted Employee as to the performance of duties and as to the means by which such duties are performed, including the right to terminate the employment of any Impacted Employee. Transferring Party shall fully and timely inform Acquiring Party of and consult Acquiring Party with respect to, all employment, benefit, workplace and performance matters relating to Impacted Employees prior to the Hire Date that, in the reasonable judgment of Transferring Party’s management, could have a material impact on Acquiring Party prior to taking any actions or making any decisions with respect to such matters, subject to applicable Law. Notwithstanding any other provisions of this Agreement, the provisions of this Section 7.9 are not intended to and shall not create or confer any third-party beneficiary rights respecting any Impacted Employee or New Employee.
Section 7.10    Certain Agreements. Each of the Parties shall enter into at Closing, (a) a Transition Services Agreement generally in the form attached hereto as Exhibit D-1 and Exhibit D-2 with respect to the Assets being assigned by each Transferring Party at Closing pursuant to which Transferring Party will agree to provide certain transition services on behalf of Acquiring Party relating to such Assets and (b) a Joint Use Agreement generally in the form attached hereto as Exhibit E, pursuant to which the Parties will set forth certain rights and obligations regarding the use of the LINN Assets. As soon as practical after the date of this Agreement but in no event later than October 31, 2014, the Parties will enter a Joint Use Agreement covering the Eddy County and Lea County, New Mexico Assets. The Parties will use as a starting point for the negotiations of such Joint Use Agreement the form of Joint Use Agreement attached hereto as Exhibit E.
Section 7.11    Financial Data. Linn has advised ExxonMobil that LINN and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial data required by the rules and regulations promulgated by the Securities and Exchange Commission (SEC) relating to the Assets (“Financial Data”) in documents required to be filed with the SEC by LINN and/or its Affiliates pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  LINN will retain and pay for the services of an agreed independent registered public accounting firm to perform an audit of the Financial Data in accordance with US GAAP to facilitate the preparation of the LINN disclosures required by the SEC.  Financial Data and support of the audit will be provided by ExxonMobil for such a period to meet SEC requirements. The Financial Data will be prepared and filed at LINN’s sole expense. LINN will protect, defend, indemnify and hold harmless ExxonMobil and its Affiliates from and against any and all claims relating to, arising out of, or connected with the preparation of the Financial Data or other disclosures in SEC filings or ExxonMobil’s furnishing of any information or records in connection with the preparation of the Financial Data or disclosures, and ExxonMobil shall in no event be required to create new records relating to the Assets.
ARTICLE VIII
PRE-CLOSING OBLIGATIONS OF ACQUIRING PARTY
Section 8.1    Return of Data. Acquiring Party agrees that if this Agreement is terminated for any reason whatsoever, Acquiring Party shall promptly return to Transferring Party or destroy all information and data furnished to any member of the Acquiring Party Group by Transferring Party Group in connection with this Agreement or Acquiring Party’s investigation of Transferring Party’s Assets, and Acquiring Party for itself and each member of the Acquiring Party Group agrees not to retain any copies of such information or data. In the event of such termination, no later than the date that is fifteen (15) days following such termination, Acquiring Party shall deliver to Transferring Party a certificate specifying that Acquiring Party has returned or destroyed all such information or data pursuant to this Section 8.1. Notwithstanding the foregoing, (i) one copy of any such information may be retained by the Acquiring Party solely for the purpose of defending or prosecuting claims arising from this Agreement or the transactions contemplated hereby, (ii) Acquiring Party shall not be deemed to have retained or failed to destroy any such information which is contained on servers or back-up sources if such information is deleted from local hard drives and no attempt is made to recover such information from such servers or back-up sources, (iii) Acquiring Party may retain any such information required by applicable Law including stock exchange regulations or by governmental order, decree regulation or rule, and (iv) copies of such information included in materials presented to the applicable board of directors (or similar management body) in connection with the transaction contemplated by this Agreement. This Section 8.1 shall not apply to information that (i) was developed by Acquiring Party or its Affiliates or already in the possession of Acquiring Party or its Affiliates; (ii) at the time of disclosure, was in the public domain or which after disclosure became a part of the public domain through no action or failure to act on the part of Acquiring Party or its Affiliates; or (iii) at the time of disclosure, was or is thereafter lawfully acquired by Acquiring Party or its Affiliates from a source other than Transferring Party, provided that Acquiring Party reasonably believes, after diligent inquiry, that such source was not under an obligation of confidence with respect thereto and did not acquire such information directly or indirectly from Transferring Party.
Section 8.2    Indemnity Regarding Access. Acquiring Party agrees to indemnify, defend and hold harmless each member of the Transferring Party Group, from and against any and all Losses arising out of or relating to the access of any member of the Acquiring Party Group to Transferring Party’s Assets and Records and other related information as permitted under this Agreement, EVEN IF SUCH LOSSES ARISE OUT OF OR RELATE TO, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE TRANSFERRING PARTY GROUP, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE Transferring Party Group.
Section 8.3    Cooperation. Acquiring Party will reasonably cooperate with Transferring Party to assist Transferring Party in carrying out the agreements of Transferring Party as set forth in Article VII above.
Section 8.4    Bonds and Credit Support. Acquiring Party acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Transferring Party Group with Governmental Authorities and relating to Transferring Party’s Assets are transferable to Acquiring Party. At or prior to Closing, Acquiring Party shall deliver to Transferring Party evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements (if any) of such authorities to own and/or operate Transferring Party’s Assets.

Section 8.5    Satisfaction of Closing Conditions. Acquiring Party shall use its commercially reasonable efforts to satisfy all of the conditions to Closing of Transferring Party contained in Article X.
Section 8.6    HSR Act. No later than October 15, 2014, the Parties shall make all premerger notification filings required, if any, under the HSR Act and other comparable laws. Each Party shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any premerger notification rules; (ii) furnish the other Party with copies of any notices, correspondence or other written communication received by it from any Governmental Authority relating to such filings; (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Authority in a manner that protects attorney-client or attorney work product privilege; and (iv) give the other Party reasonable prior notice of, and an opportunity to participate, if it intends to participate in any meeting with any Governmental Authority with respect to such filings. Each Party shall each use commercially reasonable efforts to obtain all consents required under the antitrust Laws, and shall cooperate fully with the other Party and its officers, directors, employees, agents, counsel, accountants and other designees. Each Party shall promptly make any supplemental submissions required of it and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. In connection with any filings made under the HSR Act, the Parties shall request early termination of the HSR Act waiting period. Notwithstanding anything in this Agreement to the contrary, in no event will either Party be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action to obtain early termination of the HSR Act waiting period or a consent order issued by or from the applicable Governmental Authorities that, in the reasonable judgment of the Party, could be expected to limit the right of the Party to own or operate all or any portion of its businesses or assets.
ARTICLE IX
ACQUIRING PARTY’S CONDITIONS TO CLOSING
The obligations of each Party, in its capacity as an Acquiring Party, to consummate the transactions provided for herein are subject, at the option of such Acquiring Party, to the fulfillment by the applicable Transferring Party or waiver by such Acquiring Party, on or prior to the Closing Date of each of the following conditions:
Section 9.1    Representations. The representations and warranties of Transferring Party set forth in Article V shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

Section 9.2    Performance. Transferring Party shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Transferring Party is required prior to or at the Closing Date.
Section 9.3    No Legal Proceedings. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.
Section 9.4    Release of Liens. All Liens, production payments or other encumbrances burdening the Transferring Party’s Assets securing any indenture, mortgage, loan, credit or sale-leaseback or similar financial contract of Transferring Party or any of its Affiliates shall have been released at or before Closing, and Transferring Party shall have provided evidence of such releases in form and substance reasonably satisfactory to Acquiring Party at or before Closing.
Section 9.5    Closing Deliverables. Transferring Party shall have delivered (or be ready, willing and able to deliver at Closing) to Acquiring Party the documents, which are recordable and acceptable to the county clerk, and other items required to be delivered by Transferring Party pursuant to Section 11.2.
Section 9.6    Defects, Benefits, and Casualty Defects. The total of the value of (a) the Net Defect Amount under Section 4.8, plus (b) all Remediation costs for uncured Environmental Defects determined under Section 4.12, plus (c) the amount of all Casualty Losses, shall be less than 25% of the total Allocated Value of Transferring Party’s Assets.
Section 9.7    HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions hereby shall have expired, notice of early termination shall have been received or a consent order issued (any such consent order in form and substance satisfactory to Acquiring Party) by or from the applicable Governmental Authorities.
ARTICLE X
TRANSFERRING PARTY’S CONDITIONS TO CLOSING
The obligations of each Party, in its capacity as a Transferring Party, to consummate the transactions provided for herein are subject, at the option of such Transferring Party, to the fulfillment by the applicable Acquiring Party or waiver by such Transferring Party on or prior to the Closing Date of each of the following conditions:
Section 10.1    Representations. The representations and warranties of Acquiring Party set forth in Article VI shall be true and correct in all respects (without regarding to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

Section 10.2    Performance. Acquiring Party shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Acquiring Party is required prior to or at the Closing Date.
Section 10.3    No Legal Proceedings. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with the transactions contemplated by this Agreement.
Section 10.4    Closing Deliverables. Acquiring Party shall have delivered (or be ready, willing and able to deliver at Closing) to Transferring Party the documents, which are recordable and acceptable to the county clerk, and other items required to be delivered by Acquiring Party pursuant to Section 11.2.
Section 10.5    Title Defects, Benefits, and Casualty Defects. The total of the value of (a) the Net Defect Amount under Section 4.8 plus (b) all Remediation costs for uncured Environmental Defects determined under Section 4.12, plus (c) the amount of all Casualty Losses, shall be less than 25% of the total Allocated Value of Transferring Party’s Assets.
Section 10.6    HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions hereby shall have expired, notice of early termination shall have been received or a consent order issued (any such consent order in form and substance satisfactory to Acquiring Party) by or from the applicable Governmental Authorities.
ARTICLE XI
CLOSING
Section 11.1    Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on or before November 21, 2014 (the “Targeted Closing Date”), or if all conditions to Closing in Articles IX and X have not yet been satisfied or waived by the Targeted Closing Date, then three (3) Business Days after such conditions have been satisfied or waived, or such other date as the Parties may agree upon in writing, but in no event later than January 21, 2015 (the “Outside Date”), at XTO’s offices or such other place as the Parties may agree. The date the Closing occurs shall be the “Closing Date.”
Section 11.2    Closing Obligations. At Closing:
A.    Transferring Party and Acquiring Party shall, and shall cause its Affiliates (if applicable) to, execute, acknowledge and deliver to the other Party the applicable Assignment, dated as of the Closing Date but to be effective as of the Effective Time, which will convey to Acquiring Party title to Transferring Party’s Assets, and deliver possession thereof to Acquiring Party.
B.    Each Party shall execute and deliver to the other Party the Transition Services Agreement and the Joint Use Agreement provided for Section 7.10.

C.    Each Transferring Party shall deliver to the other Party a certificate of non-foreign status, from each of the tax owners of the Assets for U.S. federal income tax purposes, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and reasonably acceptable to the Acquiring Party.
D.    Each Party, as a Transferring Party, shall provide to Acquiring Party a list showing the value of all net proceeds from production attributable to such Transferring Party’s Assets that are held in suspense as of Closing pursuant to Section 12.12.
E.    Each Party shall execute such other instruments, including change of operator forms and letters in lieu, and take such other action as may be necessary or advisable to carry out its obligations under this Agreement.
F.    The applicable Party shall pay the other Party the Net Closing Amount by wire transfer of immediately available funds to the account designated by LINN or ExxonMobil, as applicable.
G.    In the cases of the ExxonMobil Assets, ExxonMobil shall execute a waiver of calls on production for its Assets held by ExxonMobil, if applicable, if and when requested by LINN.
H.    Each of ExxonMobil and LINN shall execute and deliver to the other the Oil and Gas Lease in substantially the forms attached hereto as Exhibit H-LINN and Exhibit H-ExxonMobil , which will convey a royalty free leasehold interest in all Hydrocarbons in minerals owned in fee by ExxonMobil and LINN that are associated with each Party’s respective Assets, if any.
ARTICLE XII
POST-CLOSING OBLIGATIONS
Section 12.1    Acquiring Party’s Assumption of Certain Obligations. Subject to the indemnification obligations of Transferring Party in Section 12.3, subject to adjustments in accordance with Sections 3.3 and 12.11 and except for any Retained Liabilities, if Closing occurs, each Acquiring Party, shall assume and shall fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Transferring Party, known or unknown, arising from, based upon or associated with Transferring Party’s Assets that are acquired by Acquiring Party pursuant to this Agreement that arose or which arise on or after the Effective Time, including all obligations and liabilities relating in any manner to the use, ownership or operation of such Assets, as well as the following obligations and liabilities (collectively the “Assumed Obligations”):
A.    To disburse funds held in suspense to the extent same are transferred to Acquiring Party in accordance with Section 12.12 below.
B.    To properly plug and abandon all wells (including but not limited to producing, inactive, injection and saltwater disposal wells) now or hereafter located on the lands covered by Transferring Party’s Leases or pooled or used in connection therewith, whether such obligations arose prior to, on or after the Effective Time in accordance with the provisions of the applicable Lease.
C.    To furnish make-up gas according to the terms of applicable gas sales, gathering or transportation agreements, and to satisfy all other gas balancing and “ship or pay” obligations, if any, related to Transferring Party’s Assets, whether such obligations arose prior to, on or after the Effective Time.
D.    Those that relate to the environmental and physical condition of Transferring Party’s Assets, whether such condition existed before, on or after the Effective Time, and the existence of Environmental Defects, if any, with respect to such Assets, whether or not asserted by Acquiring Party in accordance with this Agreement, including the clean-up, restoration and Remediation of such Assets in accordance with applicable law, including all Environmental Laws.
Section 12.2    Acquiring Party’s Indemnity. From and after the Closing, each Acquiring Party, shall protect, indemnify, defend and hold harmless the Transferring Party Group, REGARDLESS OF FAULT, from and against any and all Losses that are attributable to:
A.    The Assumed Obligations.
B.    Any breach of any representation or warranty made by Acquiring Party in Article VI or any covenant made by Acquiring Party in this Agreement.
C.    Asset Taxes (i) allocable to such Acquiring Party pursuant to Section 13.1 to the extent such Asset Taxes were not the subject of an Upward Adjustment pursuant to Section 3.3A(iii) and (ii) allocable to Transferring Party pursuant to Section 13.1 to the extent such Asset Taxes were the subject of a Downward Adjustment pursuant to Section 3.3B(iii).
D.    Transfer Taxes allocable to such Acquiring Party pursuant to Section 13.2.
Section 12.3    Transferring Party’s Indemnity. From and after the Closing, each Transferring Party, shall indemnify, defend and hold harmless the Acquiring Party Group, REGARDLESS OF FAULT, from and against any and all Losses that are attributable to:
A.    Personal injuries, including death, relating to Transferring Party’s Assets, prior to the Closing.
B.    The gross negligence or willful misconduct of any member of Transferring Party Group in the operation of Transferring Party’s Assets prior to the Closing.
C.    Any offsite disposal of waste, hazardous substances, hazardous materials or hazardous waste arising from the operation or use of the Transferring Party’s Assets prior to the Closing.

D.    The proper payment or accounting for royalties or other lease burdens relating to the production of Hydrocarbons from the Transferring Party’s Assets prior to the Effective Time.
E.    The Excluded Assets.
F.    Any breach of any representation or warranty made by Transferring Party in Article V or any covenant made by Transferring Party in this Agreement.
G.    Asset Taxes (i) allocable to such Transferring Party pursuant to Section 13.1 to the extent such Asset Taxes were not the subject of a Downward Adjustment pursuant to Section 3.3A(iii) and (ii) allocable to Acquiring Party pursuant to Section 13.1 to the extent such Asset Taxes were the subject of an Upward Adjustment pursuant to Section 3.3B(iii).
H.    All Retained Liabilities.
Section 12.4    Survival. The representations and warranties of Transferring Party in Article V and Acquiring Party in Article VI (other than the Fundamental Representations and the Tax Representations) and the covenants and agreements of the Parties contained in this Agreement to be performed at or prior to the Closing shall, in each case, survive the Closing for a period of nine (9) months after the Closing Date. The Fundamental Representations of each Party shall survive the Closing indefinitely. The Tax Representations of each Party shall survive until the sixtieth (60th) day after the expiration of the applicable statute of limitations. All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing shall survive the Closing until performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim properly asserted pursuant to this Article XII with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
Section 12.5    Indemnity Limitations.
A.    An Indemnifying Party shall not have any liability for indemnification of any Losses under this Agreement unless (i) the amount of any Losses for any individual claim for which a Claim Notice is delivered by an Indemnified Party to an Indemnifying Party under this Article XII and for which an Indemnifying Party is liable exceeds $50,000, and (ii) the aggregate amount of all Losses for which an Indemnifying Party is liable under this Agreement exceeds two percent (2%) of the total Allocated Value of such Party’s Assets (the “Indemnity Deductible”), and then only to the extent such damages or costs exceed the Indemnity Deductible; provided, however, that (A) any adjustments to the Closing Amount under Section 3.3, (B) the indemnities under Section 12.2B or Section 12.3F for a breach of any Fundamental Representation or a breach of any Tax Representation, (C) the indemnity of Acquiring Party under Sections 12.2A, 12.2C and 12.2D and (D) the indemnity of Transferring Party under Sections 12.3A, 12.3B, 12.3C, 12.3D, 12.3E, 12.3G and 12.3H (such foregoing items (A) through (D), the “Limitation of Liability Exclusions”), in each case, shall not be limited by the provisions of this Section 12.5.

B.    Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Limitation of Liability Exclusions, and Indemnifying Party shall not be required to indemnify an Indemnified Party for aggregate Losses in excess of twenty-five percent (25%) of the total Allocated Value of such Party’s Assets.
Section 12.6    Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
A.    For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Losses pursuant to this Article XII, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Person(s) having the right to be indemnified with respect to such Losses by another Party pursuant to this Article XII.
B.    To make a claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). If the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has Knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.6 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. If the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
C.    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
D.    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.6D. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Loss in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
E.    If the Indemnifying Party does not admit its liability to defend, or admits its liability but fails to diligently defend, the Indemnified Party against the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under the preceding clause (i).
F.    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.
Section 12.7    Non-Compensatory Damages. No Indemnified Parties shall be entitled to recover from an Indemnifying Party or its Affiliates in connection with this Article XII any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.
Section 12.8    Waiver of Right to Rescission. LINN and ExxonMobil acknowledge that, from and after the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, LINN and ExxonMobil waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 12.9    Exclusive Remedy. As between an Acquiring Party and the Transferring Party Group, on the one hand, and the Transferring Party and the Acquiring Party Group, on the other, from and after the Closing, other than with respect to claims for fraud by or on behalf of Acquiring Party or Transferring Party, as the case may be, and without limiting a Party’s rights under Section 16.12 or any remedies related to the special warranty of title in the Assignment, the provisions set forth in Sections 4.8, 4.9, 4.10, 4.13, 7.3, 7.4, 12.2, 12.3 and 16.12 shall be the sole and exclusive rights, obligations and remedies of the Parties with respect to any claim for, related to or arising from any breach of or non-compliance with this Agreement, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing.
Section 12.10    Regardless of Fault. The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, WHETHER IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM RESULTS FROM OR IS CAUSED IN WHOLE OR IN PART BY:
A.    THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE) WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF THE ACQUIRING PARTY GROUP, THE TRANSFERRING PARTY GROUP, INVITEES AND/OR THIRD PARTIES; PROVIDED, HOWEVER, “REGARDLESS OF FAULT” SHALL NOT INCLUDE THE GROSS ENGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE ACQUIRING PARTY GROUP OR THE TRANSFERRING PARTY GROUP; AND/OR
B.    A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF ACQUIRING PARTY’S PROPERTY OR TRANSFERRING PARTY’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY WHETHER CHARTERED, LEASED, OWNED, OR FURNISHED OR PROVIDED BY ANY OF THE ACQUIRING PARTY GROUP, THE TRANSFERRING PARTY GROUP, INVITEES OR THIRD PARTIES.
Section 12.11    Final Settlement Statement.
A.    As soon as reasonably practicable after the Closing Date, but in no event longer than one hundred fifty (150) days after the Closing Date, each Party, as a Transferring Party shall prepare, in accordance with this Agreement, and deliver to Acquiring Party, a final statement (the “Final Settlement Statement”) in accordance with Section 3.3 setting forth the adjustments from zero, after giving effect to the adjustments made in the Closing Amount set forth in the Estimated Closing Settlement.
B.    The Final Settlement Statement prepared by each Transferring Party shall be accompanied by reasonable supporting documentation. As soon as reasonably practicable, but in no event longer than thirty (30) days after receipt of the Final Settlement Statement,

Acquiring Party shall deliver written notice (an “Objection Notice”) to Transferring Party of any objections that Acquiring Party has to the Final Settlement Statement. The Parties shall undertake to agree on the Final Settlement Statement no later than two hundred and ten (210) days after the Closing Date. The adjustments contained in the applicable Final Settlement Statement shall be conclusively deemed to be agreed to by the Parties as final unless challenged by an Acquiring Party within thirty (30) days of receipt of such Final Settlement Statement.
C.    If the Parties are unable to resolve the matters addressed in an Objection Notice (if any) within fourteen (14) Business Days after the delivery of such Objection Notice, each of Transferring Party and Acquiring Party shall within Twenty-one (21) Business Days after the delivery of such Objection Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Dallas, Texas office of Ernst & Young, LLP or if Ernst & Young, LLP is unable or unwilling to serve as arbitrator and absent agreement by the Parties, to the Dallas, Texas office of the AAA (the “Accounting Arbitrator”), together with a copy of such Objection Notice, the applicable Final Settlement Statement and any other documentation such Party may desire to submit. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision, choosing either Transferring Party’s position or Acquiring Party’s position with respect to each matter addressed in any Objection Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by LINN and one-half by ExxonMobil. The Final Settlement Statement as determined by the Accounting Arbitrator pursuant to this Section 12.11C shall be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby, which amounts shall be subject to the other provisions of this Section 12.11).
D.    Once the adjustments to the Final Settlement Statement related to each Transferring Party’s Assets have been finally determined (by agreement of the Parties, deemed agreement of the Parties, or determination by the Accounting Arbitrator, in each case in accordance with this Section 12.11), the final calculation of the Final Settlement Statement shall be an amount (such amount, the “Final Settlement Amount”) equal to (X) the sum of (1) the aggregate amount of the Upward Adjustments attributable to the LINN Assets minus (2) the aggregate amount of the Downward Adjustments attributable to the LINN Assets (which may be a positive or a negative number) minus (Y) the sum of (1) the aggregate amount of the Upward Adjustments attributable to the ExxonMobil Assets minus (2) the aggregate amount of the Downward Adjustments attributable to the ExxonMobil Assets (which may be a positive or a negative number). If the Final Settlement Amount is greater than zero, ExxonMobil shall pay that amount to LINN. If the Final Settlement Amount is less than zero, LINN shall pay that amount, as a positive number, to ExxonMobil. Any amounts payable in connection with this Section 12.11D shall be paid by wire transfer of immediately available funds to the account designated by LINN or ExxonMobil, as applicable, no later than five (5) Business Days after the date the Final Settlement Amount has been determined.
Section 12.12    Suspended Funds. Each Party, as a Transferring Party, shall provide to Acquiring Party at Closing a listing showing all net proceeds from production attributable to such Transferring Party’s Assets which are held in suspense at Closing because of lack of identity or address of owners, title defects, change of ownership, netting or over/under distributions, and the Final Settlement Statement shall be adjusted in respect of such amounts in accordance with Section 12.11. Transferring Party covenants to deliver to Acquiring Party, within ninety (90) days after Closing, in “Excel” format, to the extent available, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, Acquiring Party shall administer all such accounts and assume all payment obligations relating to the suspended funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties (but only to the extent the Final Settlement Statement was adjusted in accordance with this Section 12.12); provided that, Transferring Party will retain all responsibility and liability for (i) statutory penalties and interest, if any, owing to any interest owner attributable to such suspended funds accruing prior to the Closing Date, (ii) penalties and interest, if any, attributable to the suspended funds accruing prior to the Closing Date, payable to any state under existing escheat or unclaimed property statutes and (iii) any other amounts payable to third parties attributable to any suspense fund accruing prior to the Closing Date to the extent the Final Settlement Statement was not adjusted in accordance with this Section 12.12. If Acquiring Party determines that any such penalties or interest or other amounts as described in the preceding proviso are due to the respective suspense account owner or any state under such statutes and Transferring Party fails to promptly reimburse such sums to Acquiring Party, then Acquiring Party shall return to Transferring Party the suspended funds in such account that existed as of the Closing Date, and Transferring Party shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying suspense funds.
Section 12.13    Receipts and Credits. Following final adjustment of the Final Settlement Statement pursuant to Section 12.11 above, all monies, proceeds, receipts, credits and income attributable to Transferring Party’s Assets for all periods of time as of and after the Effective Time, shall be the sole property of Acquiring Party, and, to the extent received by Transferring Party, Transferring Party shall fully disclose, account for and transmit the same promptly to Acquiring Party. Following final adjustment of the Final Settlement Statement in accordance with Section 12.11 above, all monies, proceeds, receipts and income attributable to Transferring Party’s Assets, except as otherwise provided in this Agreement, for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Transferring Party and, to the extent received by Acquiring Party, Acquiring Party shall fully disclose, account for and transmit the same promptly to Transferring Party. All costs, expenses, disbursements, obligations and liabilities attributable to a Transferring Party’s Assets other than those related to Assumed Obligations for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of such Transferring Party and such Transferring Party shall promptly pay, or if paid by Acquiring Party, promptly reimburse Acquiring Party for and hold harmless from and against the same. All costs, expenses, disbursements, obligations, and liabilities attributable to a Transferring Party’s Assets for periods of time as of and after the Effective Time, regardless of when due or payable, shall be the sole obligation of Acquiring Party and Acquiring Party shall promptly pay, or if paid by Transferring Party, promptly reimburse such Transferring Party for and hold such Transferring Party harmless from and against the same.

Section 12.14    Insurance. LINN acknowledge that ExxonMobil maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates. This program has been designed to achieve a co-coordinated risk management package for the entire ExxonMobil corporate group and includes self-insurance. All of the insurance policies through which the worldwide program of coverage is presently or has previously been provided by or to ExxonMobil, its predecessors or Affiliates are herein referred to collectively as the “ExxonMobil Policies.” It is understood and agreed by LINN that from and after the Closing:
A.    No insurance coverage shall be provided under the ExxonMobil Policies to LINN;
B.    Any and all ExxonMobil Policies shall be deemed terminated, commuted and cancelled ab initio; and
C.    No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by LINN against or with respect to any of the ExxonMobil Policies regardless of their date of issuance.
LINN shall have its insurers waive any subrogation rights that they might have against ExxonMobil under the ExxonMobil Policies.
LINN shall indemnify and defend ExxonMobil and its Affiliates against, and shall hold them harmless from, any claim made after the Closing with respect to the Assumed Obligations against any of the ExxonMobil Policies by LINN or any Person rightly claiming to be subrogated to LINN’s rights (or claiming to be subrogated to LINN’s rights as a result of an action or representation by LINN), including all costs and expenses (including attorneys’ fees) related thereto. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such claim.
Section 12.15    Recording. As soon as practicable after Closing, each Party, as an Acquiring Party, shall record the Assignment in the appropriate counties and provide the other Party with copies of the recorded Assignment, and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment required to convey title to the Assets received by such Acquiring Party shall be borne by such Acquiring Party.
Section 12.16    Records. Within sixty (60) days after the Closing Date, each Party, as a Transferring Party, will deliver to the other Party, at such other Party’s cost and request, copies of any files, records and data relating to Transferring Party’s Assets including title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence and all related matters in the possession of such Transferring Party (but excluding corporate, financial, Tax and general accounting records, any document subject to the attorney-client privilege, and any document, data or other information where disclosure is restricted by agreement with a third party). If an Acquiring Party requests geophysical data relating to the Transferring Party’s Assets that is not otherwise acquired hereunder, and if a Transferring Party is not restricted from releasing such data to Acquiring Party, Acquiring

Party’s execution of a license agreement satisfactory to Transferring Party will be a condition of Transferring Party’s delivering such data to Acquiring Party.
Section 12.17    Cooperation. After Closing, each Party agrees to use its commercially reasonable efforts to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including using its commercially reasonable efforts to assist Acquiring Party in taking over as operator with respect to any of Transferring Party’s Assets in which Transferring Party operates. In addition, after Closing, if Acquiring Party reasonably requires the original of any document related to the Assets that have been retained by the Transferring Party, Acquiring Party may have access to them at reasonable times and upon reasonable notice during regular business hours for a period of six years following the Closing. Acquiring Party may, during this period and at its expense, make copies of such documents pursuant to a reasonable request. Without limiting the generality of the two preceding sentences, during such period Transferring Party agrees not to destroy or give up possession of any original or last-remaining copy of the documents without first offering Acquiring Party the opportunity, at Acquiring Party’s expense, to obtain the original or a copy thereof.
Section 12.18    Non-Solicitation; No Hire. For the period beginning on the date of this Agreement and ending on the date that is one (1) year after the Closing Date, each Party will not, unless acting in accordance Section 7.9 or with the other Party’s prior written consent, solicit (a) a New Employee hired by the other Party as an Acquiring Party pursuant to Section 7.9; (b) an employee of the other Party or its Affiliates that is excluded from Exhibit I of the other Party but, at the time of the execution of this Agreement, his or her primary employment function was directly related to the Assets; or (c) an officer or executive level employee of the other Party (such employees, together, “Excluded Employees”), to leave the employment of the other Party or become an employee of such Party or its Affiliates. Notwithstanding the foregoing, the Parties will not be prohibited from hiring or contracting for the services of an Excluded Employee of the other Party who (i) has terminated his or her employment relationship with the other Party without solicitation or inducement from such Party, (ii) responds to a bona fide job advertisement of general circulation made by such Party or any of its Affiliates (whether posted on a public site on the internet or in a newspaper, magazine or other publication), or (iii) is submitted to such Party or any of its Affiliates by a third-party unaffiliated employment agency. A general advertisement by a Party for employment that is not targeted at any Excluded Employee or group of Excluded Employees shall not constitute a breach of the obligations of such Party under this Section 12.18.
Section 12.19    LINN Drilling Contract. At Closing, ExxonMobil agrees to assume the obligations (and be entitled to the benefits) of that certain drilling contract listed on Schedule 12.19.
Section 12.20    LINN Excluded Depths. No later than thirty (30) days following a written request by ExxonMobil or XTO, LINN shall convey:
A.    to ExxonMobil (or its designee) all of the LINN Excluded Depths reserved by LINN in the Assignments delivered by LINN under this Agreement; and

B.    to XTO Energy, EMOC, MEPDC and ExxonMobil (each as defined in the Deal 1 Exchange Agreement) in the undivided percentages requested by ExxonMobil or XTO all of the LINN Excluded Depths reserved by LINN in the Assignments delivered by LINN pursuant to the Deal 1 Exchange Agreement, using the form of Assignment attached as Exhibit C - LINN to this Agreement or the Deal 1 Exchange Agreement, as applicable.
ARTICLE XIII
TAX
Section 13.1    Apportionment of Taxes.
A.    Each Party shall solely bear and pay any and all income Taxes, franchise Taxes and similar Taxes (collectively, “Income Taxes”) imposed by Law on it or its Affiliates. Notwithstanding any other provision in this Agreement to the contrary, a Party will not assume or otherwise bear, pursuant to Section 3.3 or otherwise, any Income Taxes of the other Party.
B.    All ad valorem Taxes, real property Taxes, personal property Taxes, and similar obligations relating to the Assets (collectively, “Property Taxes”) with respect to any tax period beginning before and ending after the Effective Time shall be prorated based on the number of days in such period that occur on or before the day that is immediately prior to the day on which the Effective Time occurs, on the one hand, and the number of days in such period that occur on or after the day on which the Effective Time occurs, on the other hand, the amount of such Property Taxes allocable to the portion of the period ending on the day immediately prior to the day on which the Effective Time occurs being the responsibility of Transferring Party and the remainder being the responsibility of Acquiring Party. For this purpose, the period for each such Property Tax shall begin on the date on which ownership of the applicable Assets gives rise to liability for such Property Tax and shall end on the day before the next such date. To the extent the actual amount of a Property Tax attributable to such period is not determinable at the time the Final Settlement Statement is determined, the Parties shall use the amount of such Property Tax that was assessed and paid for the immediately preceding tax period for purposes of preparing the Final Settlement Statement, as applicable. Property Taxes with respect to any tax period ending before the Effective Time shall be the responsibility of Transferring Party, and Property Taxes with respect to any tax period beginning on or after the Effective Time shall be the responsibility of Acquiring Party.
C.    All production, severance, excise and similar Taxes relating to the production of oil, gas, condensate and other Hydrocarbons attributable to the Assets (“Production Taxes”) shall be allocated between Transferring Party and Acquiring Party using a closing of the books method as of the Effective Time, with (i) Transferring Party being liable for such Production Taxes attributable to production occurring prior to the Effective Time and (ii) Acquiring Party being liable for such Production Taxes attributable to production occurring on and after the Effective Time. All sales, use, and similar Taxes attributable to the Assets or the production of Hydrocarbons therefrom (“Sales Taxes” and together with Property Taxes and Production Taxes, “Asset Taxes”) shall be allocated between Transferring Party and Acquiring Party as of the Effective Time, with (i) Transferring Party being liable for such Sales Taxes attributable to transactions occurring prior to the Effective Time and (ii) Acquiring Party being liable for such Sales Taxes attributable to transactions occurring on and after the Effective Time. For purpose of this Section 13.1C, any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time. For the avoidance of doubt, Asset Taxes shall not include any Income Taxes or any Taxes occurring as a result of the transactions effected pursuant to this Agreement.
Section 13.2    Transfer Taxes. The Exchange Consideration is exclusive of any Sales Taxes, conveyance, transfer and recording fees, real estate transfer stamps and other similar fees and Taxes imposed in connection with the transfer of the Assets pursuant to this Agreement (collectively, “Transfer Taxes”). If any Transfer Taxes are assessed, the applicable Acquiring Party shall be solely responsible for the payment of such Transfer Taxes. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. The Parties shall cooperate to file all necessary Tax returns and other documentation with respect to all Transfer Taxes.
Section 13.3    Cooperation. Each Party shall provide the other Party with reasonable information which may be required by the other Party for the purpose of preparing Tax returns, responding to any audit by any taxing jurisdiction, or establishing exemptions from Tax. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of Taxes. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any Tax returns or other confidential Tax information.
Section 13.4    Like-Kind Exchange. The Parties agree to use reasonable efforts to cooperate in connection with the effectuation of a like-kind exchange, in whole or in part, as provided in Section 1031 of the Code (a “Like-Kind Exchange Transaction”), including, to the extent applicable, a Like-Kind Exchange Transaction subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each Party consents to the other Party’s assignment of all or any portion of its rights under this Agreement to its Affiliate, an Affiliate and/or Qualified Intermediary (as that term is defined in Section 1.1031(k)-l(g)(4)(iii) of the Treasury Regulations) and/or a Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000). However, the Parties acknowledge and agree that neither an assignment of a Party’s rights pursuant to this Section 13.4 nor any other actions taken by a Party or any other Person in connection with the Like-Kind Exchange Transaction shall release any Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with such Like-Kind Exchange Transaction. If a Like-Kind Exchange Transaction occurs, the Parties recognize that IRS Form 8824, Like-Kind Exchanges, will be required to be filed, and each Party consents to the filing of such Form and will fully cooperate, to the extent necessary, with the other Party in filing such form.
Section 13.5    Responsibility for Filing Tax Returns and Remitting Taxes. With respect to the Assets, (i) Transferring Party shall be responsible for timely remitting all Asset

Taxes due with respect to its Assets on or prior to the Closing Date and Acquiring Party shall be responsible for timely remitting all Assets Taxes due with respect to such Assets after the Closing Date, to the relevant Governmental Authority, and each Party shall reimburse the other Party for their portion of such Taxes paid in accordance with Section 13.1B and Section 13.1C; (ii) Transferring Party shall prepare and timely file any Tax return for Asset Taxes with respect to its Assets required to be filed on or before the Closing Date; (iii) except as required by applicable Law, Acquiring Party shall prepare and timely file all other Tax returns for Asset Taxes with respect to such Assets required to be filed after the Closing Date, including such Tax returns for any Tax period before the Effective Time or any Tax period that started before and ended after the Effective Time that are due after the Closing Date; and (iv) Acquiring Party shall prepare and timely file any Tax return described in clause (iii) for any Tax period before the Effective Time or Tax period that started before and ended after the Effective Time in a manner consistent with past practice (unless such past practice is no longer permissible by Law) and shall not file such Tax returns without Transferring Party’s written consent (not to be unreasonable withheld, conditioned or delayed) after providing Transferring Party a copy thereof reasonably in advance of the due date for filing such Tax returns.  If Transferring Party disputes any item on such Tax return, it shall notify Acquiring Party of such disputed item (or items) and the basis for its objection.  The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax return for Asset Taxes with respect to the Assets is required to be filed.
ARTICLE XIV
DISCLAIMERS AND WAIVERS
Section 14.1    Disclaimer by Transferring Party. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN ARTICLE V, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, EACH PARTY, AS AN ACQUIRING PARTY, ACKNOWLEDGES AND AGREES THAT THE TRANSFERRING PARTY EXPRESSLY DISCLAIMS AND NEGATES, AND ACQUIRING PARTY ACKNOWLEDGES AND AGREES IT IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY THE TRANSFERRING PARTY, AS TO (I) TITLE TO ANY OF TRANSFERRING PARTY’S ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO SUCH ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM SUCH ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF SUCH ASSETS OR FUTURE REVENUES GENERATED BY SUCH ASSETS, (V) THE ABILITY TO PRODUCE HYDROCARBONS FROM SUCH ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF SUCH ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY TRANSFERRING PARTY OR THIRD PARTIES WITH RESPECT TO SUCH ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO SUCH ACQUIRING PARTY OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS,

REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN ARTICLE V, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, TRANSFERRING PARTY FURTHER DISCLAIMS AND NEGATES, AND ACQUIRING PARTY ACKNOWLEDGES AND AGREES IT IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF ITS ASSETS, RIGHTS OF AN ACQUIRING PARTY UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE EXCHANGE CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, SUBJECT TO ACQUIRING PARTY’S RIGHTS UNDER ARTICLE XII, THE APPLICABLE ACQUIRING PARTY SHALL BE DEEMED TO BE OBTAINING TRANSFERRING PARTY’S ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT SUCH ACQUIRING PARTY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS IT DEEMS APPROPRIATE.
Section 14.2    Waiver of Trade Practices Act. Each Party, as an Acquiring Party, acknowledges that, but for the provisions in this Section 14.2, its rights and remedies with respect to this transaction and with respect to all acts or practices of Transferring Party, past, present or future, in connection with this transaction would otherwise be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). Notwithstanding the foregoing, as a condition to Transferring Party entering into this Agreement, such Acquiring Party hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, such Acquiring Party does not waive § 17.555 of the DTPA. Each Party, as an Acquiring Party, acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Transferring Party.
ARTICLE XV
TERMINATION
Section 15.1    Right of Termination. This Agreement may be terminated at any time at or prior to the Closing Date:

A.    by mutual consent of the Parties in writing;
B.    by either Party, by written notice to the other Party, if (i) such other Party has breached its representations, warranties or covenants hereunder and such breach would result in the failure of any condition to Closing of the terminating Party set forth in Articles IX or X, as applicable, or any such condition is not otherwise satisfied or waived, and (ii) in the case of a breach, such breach has not been cured within thirty (30) days following written notification of the same to such other Party;
C.    by either Party, by written notice to the other Party, if Closing has not occurred on or before the Outside Date; provided that such failure to close is not caused by a breach of this Agreement by the terminating Party or its Affiliates; or
D.    by either Party, by written notice to the other Party, if any Law or final order, award or judgment restrains, enjoins or otherwise prohibits or makes illegal the exchange contemplated by this Agreement.
Section 15.2    Effect of Termination. If this Agreement is terminated pursuant to Section 15.1 above, this Agreement shall become void and of no further force or effect (except for the provisions of Section 8.1, Section 8.2, Article XIV, this Article XV, and Article XVI (other than Section 16.12, which will terminate), which shall continue in full force and effect); provided, however, that if either Party has knowingly and intentionally breached its obligations under this Agreement at the time this Agreement is so terminated, such breaching Party shall continue to be liable to the other Party for damages relating to such knowing and intentional breach (but not otherwise) and such liability shall not be affected by such termination. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 15.1 above, each Transferring Party shall be free immediately to enjoy all rights of ownership of its respective Assets and to sell, transfer, encumber or otherwise dispose of its Assets to any party without any restriction under this Agreement.
ARTICLE XVI
MISCELLANEOUS
Section 16.1    Entire Agreement. This Agreement, including the Schedules, Exhibits and Annex attached hereto and incorporated herein, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.
Section 16.2    References. All references in this Agreement to articles, sections and other subdivisions refer to corresponding articles, sections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided. The term “including” (or “included”) shall be deemed to be followed by the phrase “but not limited to.” Unless otherwise expressly provided herein, any reference herein to a “day” shall refer to a calendar day. The phrase “Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business. Time is of the essence of this Agreement.
Section 16.3    Assignment. Except pursuant to Section 13.4, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment made without such consent shall be void; provided, however, that (i) an Acquiring Party may assign its rights to acquire the Assets to an Affiliate of such Acquiring Party by providing notice of such assignment to the applicable Transferring Party by November 17, 2014. No assignment of any rights hereunder by a Party shall relieve such Party of its obligations (including indemnity obligations) and responsibilities hereunder. Subject to this Section 16.3, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.
Section 16.4    Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 16.5    Governing Law; Jurisdiction. This Agreement (including all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement) and the legal relations among the Parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction of the State of Texas.
Section 16.6    Notices. Any notice required or permitted by this Agreement shall be given in writing by personal service, overnight delivery service, facsimile, email or by certified mail, return receipt requested, postage prepaid, as follows:
If to ExxonMobil:

Exxon Mobil Corporation c/o XTO Energy Inc. 810 Houston Street Fort Worth, TX 76102

Attention: Monte Dobson Fax: 817-885-1973 Email: monte_dobson@xtoenergy.com

With a copy to:

XTO Energy Inc. 810 Houston Street Fort Worth, Texas 76102 Attention: J. Matthew Perkins, Sr. Fax: 817-885-1752 Email: matthew_perkins@xtoenergy.com

If to LINN Holdings:

Linn Energy Holdings, LLC 600 Travis Street, Suite 5100 Houston, Texas 77002 Attention: General Counsel Fax: 281-840-4001 Email: cwells@linnenergy.com

With a copy to:

Linn Energy Holdings, LLC 600 Travis Street, Suite 5100 Houston, Texas 77002 Attention: David Beathard Fax: 832-426-5909 Email: dbeathard@linnenergy.com

If to Berry:

Berry Petroleum Company, LLC 600 Travis Street, Suite 5100 Houston, Texas 77002 Attention: General Counsel Fax: 281-840-4000 Email: cwells@linnenergy.com

(or such other address as designated in writing by either Party to the other) and shall be deemed to have been given as of the date of receipt by the intended Party.
Section 16.7    Publicity. In connection with the execution of this Agreement and the Closing, the Parties shall consult with each other before they or their Affiliates issue any press release, make any other public statement or schedule any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except to the extent any public statement or press release is required by Law, order of a court of competent jurisdiction, or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed. Once Closing occurs (and following the issuance of any agreed press releases made in connection therewith), the Parties may issue other releases or public statements regarding the transactions contemplated by this Agreement without the prior written approval of the other Party.
Section 16.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.
Section 16.9    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any party other than LINN and ExxonMobil to any claim, cause of action, remedy or right of any kind.
Section 16.10    Conspicuousness. EACH PARTY ACKNOWLEGES THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.
Section 16.11    Execution in Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement. Facsimiles or other electronic copies (e.g., PDFs) of executed counterparts shall be deemed to be original instruments.
Section 16.12    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to Closing) are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party will be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof, may, except to the extent that this Agreement has been validly terminated, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief without the necessity of proving actual damages and without any requirement to post a bond.

Section 16.13    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.
Section 16.14    Schedules. The information in the Schedules of each Transferring Party constitutes exceptions, qualifications and/or supplements to particular representations or warranties of such Transferring Party as set forth in this Agreement. The Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, outside the ordinary course of business of, or required to be disclosed by, such Transferring Party or constitutes a Material Adverse Effect. Capitalized terms used in the Schedules that are not defined therein and are defined in this Agreement shall have the meanings given to them in this Agreement. The captions contained in the Schedules are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The statements in each Schedule qualify and relate to the corresponding provisions in the Sections of this Agreement to which they expressly refer and to each other provision in this Agreement to which the applicability of à statement or disclosure in a particular Schedule is reasonably apparent on its face.
Section 16.15    No Partnership. The Parties agree that there is no partnership or joint venture or special relationship, of any kind, or intent to create one, between the Parties in connection with the transactions contemplated by this Agreement, and that no conduct between them should be interpreted as creating such a relationship or intent, which must instead be documented and approved by the respective boards of the Parties.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

LINN ENERGY HOLDINGS, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	EVP Business Development & Chief Accounting Officer

BERRY PETROLEUM COMPANY, LLC d/b/a BERRY OIL COMPANY

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	EVP Business Development & Chief Accounting Officer

SIGNATURE PAGE TO EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

EXXON MOBIL CORPORATION

By:	/s/ Randy J. Cleveland
Name:	Randy J. Cleveland
Title:	Attorney-in-Fact

SIGNATURE PAGE TO EXCHANGE AGREEMENT

ANNEX A
DEFINED TERMS
As used in this Agreement, the following capitalized terms shall have the following meanings:
“AAA” shall mean the American Arbitration Association.
“Accounting Arbitrator” shall have the meaning given to such term in Section 12.11C.
“Acquiring Party” shall mean the Party acquiring Assets from Transferring Party and owning those Assets as of and after the Effective Time.
“Acquiring Party’s Environmental Assessment” shall have the meaning given to such term in Section 4.10(i).
“Acquiring Party Group” shall mean Acquiring Party, its Affiliates and their respective directors, officers, employees, agents and representatives.
“AFE” shall have the meaning given to such term in Section 5.10.
“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.
“Agreement” shall have the meaning given to such term in the introduction to this Agreement.
“Allocated Value Assets” shall have the meaning given such term in Section 4.5.
“Allocated Values” shall have the meaning given such term in Section 4.5.
“Allocation” shall have the meaning given to such term in Section 3.2.
“Asset Taxes” shall have the meaning given to such term in Section 13.1C.
“Assets” shall have the meaning given to such term in Section 2.2.
“Assignment” shall have the meaning given to such term in Section 4.17.
“Assumed Obligations” shall have the meaning given to such term in Section 12.1.
“Berry” shall have the meaning given to such term in the introduction to this Agreement.
“Business Day” shall have the meaning given to such term in Section 16.2.
“Casualty Defect” shall have the meaning given to such term in Section 4.15.

Annex A - 1

“Claim Notice” shall have the meaning given to such term in Section 12.6B.
“Closing” shall have the meaning given to such term in Section 11.1.
“Closing Amount” shall have the meaning given such term in Section 3.3.
“Closing Date” shall have the meaning given to such term in Section 11.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.
“Deal 1 Exchange Agreement” shall mean that certain Exchange Agreement dated as of May 20, 2014 by and among LINN Energy Holdings, LLC, Berry Petroleum Company, LLC (d/b/a Berry Oil Company), XTO Energy Inc., ExxonMobil Oil Corporation, Mobil E&P U.S. Development Corporation, and Exxon Mobil Corporation.
“Defect Deadline” shall have the meaning given to such term in Section 4.4.
“Defect Deductible” shall have the meaning given to such term in Section 4.8B.
“Defensible Title” shall have the meaning given to such term in Section 4.2.
“Downward Adjustments” shall have the meaning given to such term in Section 3.3B.
“DTPA” shall have the meaning given to such term in Section 14.2.
“Effective Time” shall mean 7:00 a.m. local time where the Assets are located on June 1, 2014.
“Environmental Cure Period” shall have the meaning given to such term in Section 4.13.
“Environmental Defect” shall have the meaning given to such term in Section 4.11.
“Environmental Defect Amount” shall have the meaning given to such term in Section 4.12A.
“Environmental Defect Notice” shall have the meaning given to such term in Section 4.11.
“Environmental Laws” shall mean any and all applicable Laws, including principles of common law, pertaining to the safety, health or conservation or protection of the Assets, the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the

Annex A - 2

Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, and any applicable state, tribal, or local counterparts, but shall not include any applicable Law associated with plugging and abandonment of any of the wells. The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the Laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such Laws.
“Estimated Settlement Statement” shall have the meaning given to such term in Section 3.3C.
“Exchange Consideration” shall have the meaning given to such term in Section 3.1.
“Excluded Assets” shall have the meaning given to such term in Section 2.3.
“Excluded Employees” shall have the meaning given to such term in Section 12.18.
“Existing Contracts” shall mean, with respect to LINN as the Transferring Party, the LINN Existing Contracts and, with respect to ExxonMobil as the Transferring Party, the ExxonMobil Existing Contracts.
“ExxonMobil” shall have the meaning given to such term in the introduction to this Agreement.
“ExxonMobil Assets” means, excluding the Excluded Assets, all of ExxonMobil’s and any of its Affiliates’ interest right, title and interest in and to the following:
A.    The oil and gas and mineral fee interests leased pursuant to the ExxonMobil Royalty-Free Lease, royalties, overriding royalties and other interests that are described in Exhibit A-ExxonMobil to the extent related to the lands described in Exhibit A-ExxonMobil (the “ExxonMobil Leases”).
B.    To the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), all contracts to the extent related to any of the items listed in subsections A, C and D of this definition, including operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farmin agreements, exploration agreements, participation agreements, area of mutual interest agreements, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, the water rights agreement identified on Exhibit F, rights-of-way, easements, permits, licenses, and other instruments and agreements pertaining thereto (the “ExxonMobil Existing Contracts”).

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C.    All producing wells, water wells, injection wells, disposal wells and other wells of any nature and kind located on the ExxonMobil Leases (or lands pooled or unitized therewith), including the wells set forth on Exhibit B-ExxonMobil (the “ExxonMobil Wells”), and all equipment, personal property and fixtures, to the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), and pipelines, gathering lines and other facilities and appurtenances to the extent related to the operation of the ExxonMobil Leases or the ExxonMobil Wells.
D.    Without limiting the foregoing, but excluding the Excluded Assets, all other right, title and interest of ExxonMobil of whatever kind or character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the ExxonMobil Wells, including oil and gas leases, overriding royalties, production payments, fee royalty interests and other interests in such ExxonMobil Wells whether such interests are specifically described in Exhibit A-ExxonMobil or Exhibit B-ExxonMobil, and even though ExxonMobil’s interest in such oil, gas or other minerals may be incorrectly described in or omitted from Exhibit A-ExxonMobil or Exhibit B-ExxonMobil.
E.    All Hydrocarbons produced from or allocated to the ExxonMobil Leases, the ExxonMobil Wells on and after the Effective Time.
F.    Copies of all files and records relating to the items described in subsections A through E above including title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and all related matters assignable and in the possession of ExxonMobil (the “ExxonMobil Records”), and to the extent assignable without payment of fees or other penalties (unless LINN agrees to, and does, pay such fees and penalties), all geophysical data and other seismic and related technical data and information relating to the ExxonMobil Assets described in subsections A through E above.
“ExxonMobil Defect Amount” shall have the meaning given to such term in Section 4.8A.
“ExxonMobil Policies” shall have the meaning given to such term in Section 12.14.
“Final Settlement Amount” shall have the meaning given to such term in Section 12.11D.
“Final Settlement Statement” shall have the meaning given to such term in Section 12.11A.
“Financial Data” shall have the meaning given that term in Section 7.11.
“Fundamental Representations” shall mean the representations and warranties in (i) Section 5.1 (Existence and Power), (ii) Section 5.2 (Brokers), (iii) Section 6.1 (Existence and Power), and (iv) Section 6.2 (Brokers).
“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial,

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legislative, belief, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hire Date” shall have the meaning given to such term in Section 7.9.
“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” shall mean oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, carbon dioxide, water and any minerals produced in association therewith.
“Imbalances” shall mean over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the platform, wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law.
“Income Taxes” shall have the meaning given to such term in Section 13.1A.
“Indemnified Party” shall have the meaning given to such term in Section 12.6A.
“Indemnifying Party” shall have the meaning given to such term in Section 12.6A.
“Interim Period” shall have the meaning given to such term in Section 7.1.
“IRS” shall mean the Internal Revenue Service.
“Joint Use Agreement” shall mean Exhibit E or such Exhibit as modified for Eddy County and Lea County, New Mexico, as applicable.
“Knowledge” shall mean with respect to (a) LINN, the actual knowledge (without investigation) of the Persons listed on Schedule 6-LINN and (b) ExxonMobil, the actual knowledge (without investigation) of the Persons listed on Schedule 6-ExxonMobil.
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, permit or other official act of or by any Governmental Authority.
“Leases” shall mean, with respect to LINN as the Transferring Party, the LINN Leases and, with respect to ExxonMobil as the Transferring Party, the ExxonMobil Leases
“Lien” shall mean any lien, mortgage, security interest, defect, irregularity, pledge, charge or encumbrance.
“Like-Kind Exchange Transaction” shall have the meaning given to such term in Section 13.4.
“LINN” shall have the meaning given to such term in the introduction to this Agreement.

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“LINN Acreage Tract” shall mean each of the tracts of land described on Exhibits A-1, A-2, A-3 and A-4 – LINN.
“LINN Assets” means, excluding the Excluded Assets, all of LINN’s and any of its Affiliates’ rights, title and interest in the following rights and interests:
A.    The oil, gas, and/or mineral leases, and oil and gas and mineral fee interests leased pursuant to the LINN Royalty-Free Lease, royalties, overriding royalties and other interests that are described in Exhibit A-LINN to the extent related to lands described in Exhibits A-1, A-2, A-3, A-4, or A-5-LINN (the “LINN Leases”).
B.    To the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), all contracts to the extent related to any of the items listed in subsections A, C and D of this definition, including operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farmin agreements, exploration agreements, participation agreements, area of mutual interest agreements, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, permits, licenses, and other instruments and agreements pertaining thereto (the “LINN Existing Contracts”).
C.    All producing wells, water wells, injection wells, disposal wells and other wells of any nature and kind located on the LINN Leases (or lands pooled or unitized therewith), including the wells listed on Exhibit B-LINN (the “LINN Wells”), and all equipment, personal property and fixtures, to the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), and pipelines, gathering lines and other facilities and appurtenances to the extent related to the operation of the LINN Leases or the LINN Wells.
D.    Without limiting the foregoing, but excluding the Excluded Assets, all other right, title and interest of LINN of whatever kind or character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the LINN Wells, including oil and gas leases, overriding royalties, production payments, fee royalty interests and other interests in such LINN Wells whether such interests are specifically described in Exhibit A-LINN or Exhibit B-LINN, and even though LINN’s interest in such oil, gas or other minerals may be incorrectly described in or omitted from Exhibit A-LINN or Exhibit B-LINN.
E.    All Hydrocarbons produced from or allocated to the LINN Leases or the LINN Wells on and after the Effective Time.
F.    Copies of all files and records relating to the items described in subsections A through E above including title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and all related matters assignable and in the possession of LINN (the “LINN Records”), and to the extent assignable without payment of fees or other penalties (unless ExxonMobil agrees to, and does, pay such fees and penalties), all geophysical data and other seismic and related technical data and information relating to the LINN Assets described in subsections A through E above.
“LINN Defect Amount” shall have the meaning given to such term in Section 4.8A.

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“LINN Excluded Depths” shall mean the top twenty (20) feet of the Clear Fork Formation being the stratigraphic equivalent of a true vertical depth of 6,865 feet to 6,885 feet, as such depths are found in the Houpt #1 Well (API No. 423293102900), said well being located in Midland County, Texas, Section 24, Township 2 South, Block 39, at 2,117 feet the North line, and 520 feet from the East line.
“LINN Excluded Producing Wells and Properties” shall mean
(i)    the wells listed on Schedule 2.3(xvii)-LINN, together with (A) the LINN Leases covering the lands upon which such Wells are located (or pooled therewith), insofar and only insofar as the interest in the Leases is directly related to the rights and obligations to use and produce such Wells, limited to the depths penetrated by the existing wellbore of such Wells, (B) the right of ingress and egress through the wellbore (“LINN Retained Wells”)
(ii)    all pipelines, gathering lines and other facilities and appurtenances to the extent related to the operation of the LINN Retained Wells (the “LINN Retained Facilities”);
(iii)    any of the LINN Existing Contracts to the extent and only to the extent same relate to the LINN Retained Wells or LINN Retained Facilities, provided that, if partially assignable, the portion of such LINN Existing Contract related to the LINN Assets but unrelated to the LINN Retained Well or LINN Retained Facility will be included in the LINN Assets;
(iv)    all Hydrocarbons produced from the LINN Retained Wells; and
(v)    a non-exclusive easement to access the surface of the lands covered by the LINN Leases but only to the extent necessary to access, maintain, repair or rework the LINN Retained Wells or LINN Retained Facilities.
(vi)    Notwithstanding the exclusion of the LINN Excluded Producing Wells and Properties or anything in this Agreement to the contrary, LINN shall operate the LINN Excluded Producing Wells and Properties only in accordance with the applicable Joint Use Agreement.
“LINN Holdings” shall have the meaning given to such term in the introduction to this Agreement.
“LINN Replacement Acreage Tract” shall mean those tracts of land described on Exhibit G.
“Losses” shall mean claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees).
“Material Adverse Effect” shall mean, with respect to any Party, any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has

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had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on (a) the ownership, operation or financial condition of the Assets, taken individually or as a whole, as currently operated as of the date of this Agreement or (b) the ability of a Party to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (iv) acts of God, including hurricanes, storms or other naturally occurring events; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) matters that are cured or no longer exist by the earlier of the Closing Date and the termination of this Agreement; (vii) a change in Laws from and after the date of this Agreement; (viii) Casualty Defects; (ix) any reclassification or recalculation of reserves in the ordinary course of business; (x) actions taken by an Acquiring Party with respect to Transferring Party’s Assets; and (xi) natural declines in well performance.
“Material Contracts” shall mean, with respect to a Transferring Party, all Existing Contracts of the type described below:
(a)    any Existing Contract that can reasonably be expected to result in aggregate payments by Transferring Party of more than $500,000 during the current or any subsequent calendar year or $2,000,000 in the aggregate over the term of such Existing Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(b)    any Existing Contract that can reasonably be expected to result in aggregate revenues to Transferring Party of more than $500,000 during the current or any subsequent calendar year or $2,000,000 in the aggregate over the term of such Existing Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(c)    any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar contract that is not terminable without penalty on ninety (90) days or less notice;
(d)    any indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial contract related to the Transferring Party’s Assets;
(e)    any Existing Contract that constitutes a lease under which Transferring Party is the lessor or the lessee of personal property which lease (A) cannot be terminated by Transferring Party without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;

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(f)    any Existing Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Transferring Party conducts business, including area of mutual interest contracts;
(g)    any Existing Contract that contains calls upon or options to purchase production;
(h)    any Existing Contract that constitutes a partnership agreement, joint venture agreement or similar contract (in each case, excluding any tax partnership);
(i)    any Existing Contracts for the use or sharing of drilling rigs;
(j)    any executory Existing Contract that constitutes a pending farmout agreement, exploration agreement, participation agreement or other similar contract where the primary obligation thereunder has not fully been performed;
(k)    any Existing Contract that constitutes a joint operating agreement; and
(l)    any Existing Contract with any Affiliate of Transferring Party that will not be terminable by Acquiring Party without penalty upon sixty (60) days or less notice other than joint operating agreements.
“New Employees” shall have the meaning given to such term in Section 7.9.
“Net Acres” means the acres of land under an active oil and gas lease with the Transferring Party as the lessee, proportionately reduced for the percentage of 8/8ths of the oil and gas interests owned by the lessor and the leasehold interest owned by the Transferring Party.
“Net Closing Amount” shall have the meaning given to such term is Section 3.3C.
“Net Defect Amount” shall have the meaning given to such term in Section 4.8A.
“Net Environmental Defect Amount” shall have the meaning given to such term in Section 4.13D(i).
“NORM” shall have the meaning given to such term in Section 4.16.
“Objection Notice” shall have the meaning given to such term in Section 12.11B.
“Outside Date” shall have the meaning given to such term in Section 11.1.
“Parties” shall have the meaning given to such term in the introduction to this Agreement.
“Party” shall have the meaning given to such term in the introduction to this Agreement.
“Permitted Encumbrances” shall have the meaning given to such term in Section 4.3.
“Permitted Title Matters” shall mean: (i) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate

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proceedings, unless Acquiring Party provides affirmative evidence that such failure or omission results in another Person’s adverse claim of title to the relevant Lease or Well; (ii) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; (iii) defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in a third party’s actual and adverse claim of title to the relevant property; (iv) except for matters related to Section 4.2C, defects based solely on lack of information in Transferring Party’s files; (v) defects that have been cured by applicable Laws of limitations or prescription, including adverse possession, the doctrine of laches, and deemed marketable record title; (vi) defects arising from any change in Law after the Effective Time; (vii) defects arising from prior expired oil and gas leases that are not surrendered or released of record; (viii) defects based on a claim that Transferring Party does not have title to an Asset (other than a leasehold interest), if Transferring Party has a valid right to use such Asset for the purposes for which it is being used; (ix) defects arising as a result of actions taken by Acquiring Party or Acquiring Party’s failure to consent to any action pursuant to Section 7.1; (x) any Lease which does not provide for the ability to pool or unitize the applicable leased premises; (xi) a breach of a maintenance of uniform interest provision in a Lease or Existing Contract; (xii) in connection with the LINN Assets, failure of title in any depth below the top of the Strawn Formation; and (xiii) a continuous drilling obligation in any Lease or Existing Contract.
“Person” shall mean any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Production Taxes” shall have the meaning given to such term in Section 13.1C.
“Property Taxes” shall have the meaning given to such term in Section 13.1B.
“Records” shall mean, with respect to LINN as the Transferring Party, the LINN Records and, with respect to ExxonMobil as the Transferring Party, the ExxonMobil Records.
“REGARDLESS OF FAULT” shall have the meaning given to such term in Section 12.10.
“Remediate” or “Remediation” shall mean the payment or other final resolution of any assessed fines, removal, excavation, capping, or other environmental remedies to the extent required by the Environmental Laws to remedy an Environmental Defect existing on or with respect to an Asset to a commercial/industrial standard using the least costly methods available, which may include bio-remediation, land-farming, or institutional or engineering controls.
“Retained Liabilities” shall mean (i) all liabilities (other than with respect to Asset Taxes) arising from, based upon or associated with Transferring Party’s Assets that are acquired by Acquiring Party pursuant to this Agreement that arose prior to the Effective Time other than those liabilities described in subsections A through D of Section 12.1, (ii) those matters described in Schedule 5.3-LINN or Schedule 5.3-ExxonMobil, as applicable for each Transferring Party, and (iii) all liabilities for Income Taxes imposed on or with respect to Transferring Party or its Affiliates. “Sales Taxes” shall have the meaning given to such term in Section 13.1C.

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“Robbie Lease” shall mean, collectively, (i) that certain Oil and Gas Lease dated December 3, 2007 between James E. Barron, as lessor, and Henry Resources, LLC, as lessee, which is recorded as Document 660 in Volume 2981, Page 571 of the Real Property Records of Midland County, Texas, and (ii) that certain Oil and Gas Lease dated December 16, 2008 between James E. Barron, as lessor, and Henry Resources, LLC, as lessee, which is recorded as Document 3094 in Volume 3152, Page 326 of the Real Property Records of Midland County, Texas.
“Spraberry Trend Interval” shall mean all depths from the top of the Clearfork Formation, being the stratigraphic equivalent of a true vertical depth 6,865 feet, to the top of the Strawn Formation, being the stratigraphic equivalent of a true vertical depth of 10,605 feet, as such depths are found in the Houpt #1 Well (API No. 423293102900), said well being located in Midland County, Texas, Section 24, Township 2 South, Block 39, at 2,117 feet the North line, and 520 feet from the East line.
“Strawn Formation” shall mean all depths below the top of the Strawn Formation, being the stratigraphic equivalent of a true vertical depth of 10,605 feet, as such depths are found in the Houpt #1 Well (API No. 423293102900), said well being located in Midland County, Texas, Section 24, Township 2 South, Block 39, at 2,117 feet the North line, and 520 feet from the East line.
“Targeted Closing Date” shall have the meaning given to such term in Section 11.1.
“Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts and other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance or production, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added and withholding (including backup withholding) taxes (in all cases, whether payable directly or by withholding and whether or not requiring the filing of a Tax return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
“Tax Representations” shall mean the representations and warranties in (i) Section 5.12 (Taxes) and (ii) Section 5.13 (Tax Partnerships).
“Third Party Claim” shall have the meaning given to such term in Section 12.6B.
“Title Arbitrator” shall have the meaning given to such term in Section 4.9.
“Title Benefit” shall have the meaning given to such term in Section 4.6.
“Title Benefit Notice” shall have the meaning given to such term in Section 4.6.
“Title Benefit Value” shall have the meaning given to such term in Section 4.6.
“Title Cure Period” shall have the meaning given to such term in Section 4.8.

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“Title Defect” shall have the meaning given to such term in Section 4.4.
“Title Defect Value” shall have the meaning given to such term in Section 4.5.
“Title Defect Notice” shall have the meaning given to such term in Section 4.4.
“Transfer Taxes” shall have the meaning given to such term in Section 13.2.
“Title Disputes” shall have the meaning given to such term in Section 4.9.
“Transferring Party” shall mean the Party transferring ownership of Assets to Acquiring Party as of the Effective Time.
“Transferring Party Group” shall mean Transferring Party, its Affiliates and their respective directors, officers, employees, agents and representatives.
“Upward Adjustments” shall have the meaning given to such term in Section 3.3A.

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EXHIBITS AND SCHEDULES

EXHIBIT A- LINN – Leases
EXHIBIT A-1 – LINN – Pkgs 1: Acreage Tract (Production Included)
EXHIBIT A-2 – LINN – Pkg 2: Acreage Tracts (Production Retained)
EXHIBIT A-3 – LINN – Pkg 3: Acreage Tract (Production Retained)
EXHIBIT A-4 – LINN – Delaware Basin: Acreage Tracts (Production Retained)
EXHIBIT A-5 – LINN – Pkgs 6&8 Leases Only (Production Only)
EXHIBIT A – ExxonMobil – ExxonMobil Assets
EXHIBIT B – LINN - Wells
EXHIBIT B – ExxonMobil – Wells
EXHIBIT C – LINN – Assignment and Bill of Sale
EXHIBIT C – ExxonMobil – Assignment and Bill of Sale
EXHIBIT D-1 – Transition Services Agreement Form – Hill
EXHIBIT D-2 – Transition Services Agreement Form – Permian/Delaware
EXHIBIT E – Joint Use Agreement Form -- Permian
EXHIBIT F – Water Rights Agreement
EXHIBIT G – LINN Replacement Acreage Tracts
EXHIBIT H – LINN - LINN Royalty-Free Oil and Gas Lease
EXHIBIT H – ExxonMobil – ExxonMobil Royalty-Free Oil and Gas Lease
EXHIBIT I – LINN – Impacted Employees
EXHIBIT I – ExxonMobil – Impacted Employees
EXHIBIT J – LINN – Severance Plan

SCHEDULE 2.3(vii)-LINN – Personal Property Exceptions to Excluded Assets
SCHEDULE 2.3(vii)-ExxonMobil – Personal Property Exceptions to Excluded Assets
SCHEDULE 2.3(xv) – LINN – Excluded Assets
SCHEDULE 2.3(xv) – ExxonMobil – Excluded Assets
SCHEDULE 2.3(xvi) - LINN – Field Offices
SCHEDULE 2.3(xvi) – ExxonMobil – Field Offices
SCHEDULE 2.3(xvii) – LINN - LINN Excluded Producing Wells and Properties
SCHEDULE 5.3 – LINN – Claims and Litigation
SCHEDULE 5.3 – ExxonMobil – Claims and Litigation
SCHEDULE 5.6 – LINN – Material Contracts
SCHEDULE 5.6 – ExxonMobil – Material Contracts
SCHEDULE 5.7 – LINN – Imbalances
SCHEDULE 5.7 – ExxonMobil – Imbalances
SCHEDULE 5.9 – LINN – Preferential Purchase Rights and Consents to Assign
SCHEDULE 5.9 – ExxonMobil – Preferential Purchase Rights and Consents to Assign
SCHEDULE 5.10 – LINN – AFEs
SCHEDULE 5.10 – ExxonMobil – AFEs
SCHEDULE 5.11 – LINN – Environmental Claims
SCHEDULE 5.11 – ExxonMobil – Environmental Claims
SCHEDULE 5.12 – LINN – Taxes

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SCHEDULE 5.12 – ExxonMobil – Taxes
SCHEDULE 5.14 – LINN – Payout Status
SCHEDULE 5.14 – ExxonMobil – Payout Status
SCHEDULE 5.16 – LINN – Transactions with Affiliates
SCHEDULE 5.16 – ExxonMobil – Transactions with Affiliates
SCHEDULE 5.18 – LINN – Plugging & Abandonment
SCHEDULE 5.18 – ExxonMobil – Plugging & Abandonment
SCHEDULE 6.0 – LINN – Knowledge
SCHEDULE 6.0 – ExxonMobil – Knowledge
SCHEDULE 12.19 – LINN Drilling Contract

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